                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

                                  by and among

                        CHARLES RIVER LABORATORIES, INC.
                                    as Buyer


                              PRIMEDICA CORPORATION
                                 as the Company


                                TSI CORPORATION,
                        as the Stockholder of the Company


                                       and


                         GENZYME TRANSGENICS CORPORATION


                                FEBRUARY 6, 2001


                            STOCK PURCHASE AGREEMENT

                                      INDEX

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                                                                                                                PAGE
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SECTION 1.            SALE OF SHARES AND PURCHASE PRICE...........................................................1
1.1      Sale and Transfer of Company Shares......................................................................1
1.2      Consideration Delivered at Closing; Assumption of Liabilities............................................1
1.3      Time and Place of Closing................................................................................3
1.4      Further Assurances.......................................................................................3
1.5      Treatment of Stock Options...............................................................................3


SECTION 2.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE STOCKHOLDER AND GTC..........................4
2.1      Making of Representations and Warranties.................................................................4
2.2      Organization and Qualifications of the Company...........................................................4
2.3      Capital Stock of the Company; Beneficial Ownership.......................................................4
2.4      Subsidiaries............................................................................................ 5
2.5      Authority of the Company.................................................................................5
2.6      Real Property; Personal Property.........................................................................6
2.7      Financial Statements.....................................................................................8
2.8      Taxes....................................................................................................9
2.9      Inventories.............................................................................................11
2.10     Absence of Certain Changes..............................................................................11
2.11     Ordinary Course.........................................................................................13
2.12     Intellectual Property...................................................................................13
2.13     Contracts...............................................................................................16
2.14     Litigation..............................................................................................18
2.15     Compliance with Laws....................................................................................18
2.16     Insurance...............................................................................................18
2.17     Warranty or Other Claims................................................................................18
2.18     Permits; Burdensome Agreements..........................................................................19
2.19     Employee Benefit Programs...............................................................................19
2.20     Environmental Matters...................................................................................20
2.21     Employees; Labor Matters................................................................................21
2.22     Collectability of Accounts Receivable...................................................................22
2.23     Depositories; Powers of Attorney........................................................................22
2.24     Finder's Fee............................................................................................23
2.25     Corporate Records.......................................................................................23
2.26     Non-Foreign Status......................................................................................23
2.27     Key Employees...........................................................................................23
2.28     Absence of Improper Payments............................................................................23
2.29     Government Contracts....................................................................................24
2.30     Customers and Suppliers.................................................................................24

                                       i

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2.31     Food and Drug Administration Matters....................................................................24
2.32     Information Technology Systems..........................................................................26
2.33     Business Disruptions....................................................................................26
2.34     Billing of Revenues.....................................................................................26
2.35     Obligations Under Stock Option Plans....................................................................26
2.36     Assumed Debt........................................................................................... 26
2.37     Disclosure..............................................................................................26


SECTION 3.        ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER AND GTC...........................27
3.1      Company Shares..........................................................................................27
3.2      Authority...............................................................................................27
3.3      Agreements..............................................................................................27
3.4      Investment..............................................................................................28
3.5      SEC Reports.............................................................................................29
3.6      Assumed Debt............................................................................................29


SECTION 4.        COVENANTS OF THE COMPANY, GTC AND THE STOCKHOLDER..............................................29
4.1      Making of Covenants and Agreements......................................................................29
4.2      Conduct of Business.....................................................................................29
4.3      Authorization from Others...............................................................................31
4.4      Notification; Updates to Schedules......................................................................32
4.5      Consummation of Agreement...............................................................................32
4.6      Cooperation of the Company, GTC and the Stockholder.....................................................32
4.7      No Solicitation of Other Offers.........................................................................32
4.8      Confidentiality.........................................................................................33
4.9      No Transfer of Company Shares...........................................................................33
4.10     Affiliate Transactions..................................................................................33


SECTION 5.        REPRESENTATIONS AND WARRANTIES OF BUYER........................................................34
5.1      Making of Representations and Warranties................................................................34
5.2      Organization of Buyer...................................................................................34
5.3      Authority of Buyer......................................................................................34
5.4      SEC Reports.............................................................................................34
5.5      Finder's Fee............................................................................................35
5.6      Litigation..............................................................................................35


SECTION 6.        COVENANTS OF BUYER.............................................................................35
6.1      Making of Covenants and Agreements......................................................................35
6.2      Authorization from Others...............................................................................35
6.3      Employee Benefit Plans..................................................................................35
6.4      Registration Rights.....................................................................................35

                                       ii

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

6.5      Confidentiality.........................................................................................39
6.6      Consummation of Agreement...............................................................................40
6.7      Notice of Breach........................................................................................40
6.8      Right to Repurchase.....................................................................................40


SECTION 7.       CONDITIONS......................................................................................41
7.1      Conditions to the Obligations of Buyer..................................................................41
7.2      Conditions to Obligations of the Company, GTC and the Stockholder.......................................42


SECTION 8.        TAX MATTERS....................................................................................43
8.1      Tax Sharing Agreements..................................................................................43
8.2      Taxes of Other Persons..................................................................................43
8.3      Returns for Periods Through the Closing Date............................................................43
8.4      Indemnification for Post-Closing Transactions...........................................................43
8.5      Post-Closing Transactions not in the Ordinary Course....................................................44
8.6      Tax Election; Allocation of Purchase Price..............................................................44
8.7      Definitions.............................................................................................44
8.8      Cooperation and Exchange of Information.................................................................44


SECTION 9.        TERMINATION OF AGREEMENT; RIGHTS TO PROCEED....................................................45
9.1      Termination.............................................................................................45
9.2      Effect of Termination...................................................................................45
9.3      Right to Proceed........................................................................................46


SECTION 10.       RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING...................................................46
10.1     Survival of Warranties..................................................................................46


SECTION 11.       INDEMNIFICATION................................................................................46
11.1     Indemnification by the Stockholder and GTC..............................................................46
11.2     Limitations on Indemnification by the Stockholder and GTC...............................................47
11.3     Indemnification by Buyer................................................................................47
11.4     Limitation on Indemnification by Buyer..................................................................48
11.5     No Contribution.........................................................................................48
11.6     Notice; Defense of Claims...............................................................................48
11.7     Taxes...................................................................................................49
11.8     Insurance...............................................................................................49
11.9     Sole Remedy.............................................................................................49

                                      iii

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

SECTION 12.      MISCELLANEOUS...................................................................................50
12.1     Fees and Expenses.......................................................................................50
12.2     Governing Law...........................................................................................50
12.3     Notices.................................................................................................50
12.4     Entire Agreement........................................................................................51
12.5     Assignability; Binding Effect...........................................................................51
12.6     Execution in Counterparts...............................................................................51
12.7     Amendments..............................................................................................51
12.8     Publicity and Disclosures...............................................................................51
12.9     Arbitration.............................................................................................52
12.10    Restrictions Under Securities Laws......................................................................52
12.11    Remedies................................................................................................53
12.12    Severability............................................................................................53

                            STOCK PURCHASE AGREEMENT

         AGREEMENT (this "Agreement") entered into as of February 6, 2001 by and among Charles River Laboratories, Inc., a Delaware corporation ("Buyer"), Primedica Corporation, a Delaware corporation (the "Company"), TSI Corporation, a Delaware corporation and the holder of all of the Company's capital stock (the "Stockholder"), and Genzyme Transgenics Corporation, a Massachusetts corporation and the holder of all of the Stockholder's capital stock ("GTC").

         WHEREAS, the Stockholder owns of record and beneficially all of the issued and outstanding capital stock of the Company, consisting of 5,100 shares of the Company's common stock, $.01 par value per share (said shares being referred to herein as the "COMPANY SHARES"); and

         WHEREAS, the Stockholder desires to sell all of the Company Shares to Buyer, and Buyer desires to acquire all of the Company Shares.

         NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:


                  SECTION 1. SALE OF SHARES AND PURCHASE PRICE

         1.1 SALE AND TRANSFER OF COMPANY SHARES In consideration of and in reliance upon the representations, warranties and covenants contained herein and subject to the terms and conditions of this Agreement, the Stockholder agrees to sell, and Buyer agrees to purchase, at the Closing, the Company Shares. At the Closing, the Stockholder shall deliver or cause to be delivered to Buyer certificates representing all of the Company Shares. Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such other documents as may be reasonably required by Buyer to effect a valid transfer of such Company Shares by the Stockholder, free and clear of any and all liens, encumbrances, charges or claims.

         1.2 CONSIDERATION DELIVERED AT CLOSING; ASSUMPTION OF LIABILITIES. In consideration of the sale by Stockholder to Buyer of the Company Shares and subject to the satisfaction of the conditions contained herein, Buyer agrees that at the Closing it will:

             (a) deliver to the Stockholder Twenty-Six Million Dollars ($26,000,000), as adjusted as described below (the "CASH CONSIDERATION"), in cash by bank cashier check in Boston Clearing House Funds or by wire transfer of immediately available funds;

             (b) deliver to the Stockholder Sixteen Million Five Hundred Thousand Dollars ($16,500,000) in value (the "STOCK CONSIDERATION") of shares of the common stock of Charles River Laboratories International, Inc. ("CRLI") (the "CRLI COMMON STOCK");

             (c) assume and agree to pay or discharge when due in accordance with their respective terms, or otherwise satisfy at Closing, the obligations specified on SCHEDULE 1.2(b) attached hereto (the "ASSUMED DEBT") in the amount due at the time of Closing; provided, however, that the Assumed Debt shall not exceed Nine Million Five Hundred Thousand Dollars ($9,500,000) and shall relate exclusively to the business of the Company as conducted on the date of this Agreement; and

             (d) assume and agree to perform in accordance with their respective terms and obligations specified on SCHEDULE 1.2(c) attached hereto (the "ASSUMED OBLIGATIONS").

Other than as expressly set forth in this Agreement, the Buyer shall assume no responsibility for debts or obligations of the Company, GTC or the Stockholder other than the Assumed Debt and the Assumed Obligations.

         The Cash Consideration will be adjusted (as adjusted, the "Adjusted Cash Consideration") on a dollar-for-dollar basis by the amount (the "BOOK VALUE ADJUSTMENT") that the Book Value (as defined below) of the Company's net assets reflected in the Purchase Price Statement (as defined below) differs from the Book Value of the Company's net assets reflected on the Base Balance Sheet (as defined below), as adjusted to reflect year end audit adjustments, if any. As soon as practicable after the Closing, but in no event later than thirty (30) days after the Closing Date, Buyer shall review the books and records of the Company. Within said period, Buyer also shall (i) calculate the Book Value of the Company as of the Closing Date, (ii) prepare a statement setting forth a detailed calculation of the Book Value Adjustment and the Adjusted Cash Consideration (the "PURCHASE PRICE STATEMENT"), and (iii) within three (3) days after completion of the Purchase Price Statement, deliver the Purchase Price Statement to the Stockholder. For purposes of calculating the Book Value Adjustment, Buyer may only make adjustments for items occurring on or after January 1, 2001. The Stockholder shall have ten (10) days after receipt of the Purchase Price Statement to give Buyer written notice of its objection to any item or calculation contained in the Purchase Price Statement. If the Stockholder does not give Buyer written notice of its objection to the Purchase Price Statement within such ten (10) day period, such Purchase Price Statement shall be deemed final and conclusive with respect to the determination of the Book Value Adjustment and the Adjusted Cash Consideration and shall be binding on the parties for such purposes. If, however, the Stockholder objects to any items or calculations contained in the Purchase Price Statement, the parties shall meet and shall attempt in good faith to resolve such objections. If the parties are unable to resolve the Stockholder's objections within ten (10) days following such objection, such objections and Buyer's responses thereto will be reviewed by a "Big 5" accounting firm to be mutually agreed upon (prior to the end of such ten (10) day period) by the Stockholder and the Buyer (the "Independent Accountant"), who shall resolve all such objections, make any necessary revisions to the Purchase Price Statement, and deliver the Purchase Price Statement (as so revised, if applicable) to Buyer and the Stockholder within fifteen (15) days after receiving written instructions to resolve such objections. The Purchase Price Statement as finalized by the Independent Accountant shall be deemed final and conclusive with respect to the Book Value Adjustment and the Adjusted Cash Consideration and shall be binding on the parties for such purposes. The fees and expenses of the Independent Accountant in resolving all such objections shall be borne (x) one-half by Buyer and (y) one-half by the Stockholder.

         If the Adjusted Cash Consideration exceeds the Cash Consideration, Buyer shall pay to the Stockholder in cash the amount of such excess within seven (7) days after final determination of the Adjusted Cash Consideration pursuant to this Section 2.3. If the Cash Consideration exceeds the Adjusted Cash Consideration, the Stockholder shall pay to Buyer in cash the amount of such excess within seven (7) days after final determination of the Adjusted Cash Consideration pursuant to this Section 2.3.

         "Book Value" means, as of any date of determination, the book value of the Company's assets (net of depreciation or amortization) less its liabilities, determined (i) in accordance with generally accepted accounting principles as in effect in the United States applied on a consistent basis with the Company's past practices and (ii) adjusted under the following circumstances: (a) as specifically provided in this Agreement or any exhibit or schedule hereto, including, without limitation, the Base Balance Sheet, and (b) to reflect those adjustments mutually agreed to by the Stockholder and Buyer including, without limitation, the pro forma adjustments referenced in Section 2.7, or as resolved by the Independent Accountant pursuant to this section if the Stockholder and Buyer are unable to agree.

         The number of shares of CRLI Common Stock to be delivered at Closing will be determined by dividing the dollar value of the Stock Consideration by the average closing sales price of the CRLI Common Stock reported on Buyer's primary exchange for the 10 trading days ending on the third business day prior to the Closing (as defined below) (the "Average Sales Price").

         1.3 TIME AND PLACE OF CLOSING. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall be held at the offices of Goodwin Procter LLP at Exchange Place, Boston, Massachusetts on February 26, 2001 at 10:00 a.m. (the "Closing Date") or at such other place or an earlier or later date or time as may be mutually agreed upon by the parties.

         1.4 FURTHER ASSURANCES. The Stockholder, GTC and Buyer from time to time after the Closing without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as the other party may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Company Shares and all rights thereto, and to fully implement the provisions of this Agreement.

         1.5 TREATMENT OF STOCK OPTIONS. All outstanding options granted under GTC's Equity Incentive Plan to employees of the Company (the "Company Options") will be treated as follows:

         (a) Fifty percent (50%) of any unvested Company Options held by each of Alan Hoberman, Alan Moore, John Coursen, Tricia Hall, Mildred Christian and Henry Esber (collectively, the "Management Team") shall accelerate and become exercisable. All Company Options held by the Management Team shall terminate in accordance with their terms; and

         (b) All Company Options held by optionees other than Mr. Glick (whose Company Options shall be governed by the terms of his Amended and Restated Employment Agreement with GTC dated September 16, 1997) and the Management Team shall terminate in accordance with their terms.


           SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
                            THE STOCKHOLDER AND GTC.


         2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company, the Stockholder and GTC jointly and severally hereby make to Buyer the representations and warranties contained in this
Section 2, subject to such exceptions as are specifically disclosed in the section of the disclosure schedules attached hereto and made a part hereof (the "DISCLOSURE SCHEDULES") corresponding to the Section of this Agreement to which such exception is intended to apply. For purposes of this Agreement, information shall be deemed to be known to or to the "knowledge" of the Company, GTC or the Stockholder if that information is actually known or reasonably should be known after reasonable inquiry or investigation by any officer or director of the Company, GTC or the Stockholder, as applicable.

         2.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The Company's Certificate of Incorporation as amended to date, certified by the Secretary of State of the State of Delaware (the "Certificate of Incorporation") and of the Company's by-laws, as amended to date, certified by the Company's Secretary (the "By-laws"), copies of which have been made available to Buyer's counsel, are complete and correct, and no amendments to them are pending. The Company is not in violation of any term of its Certificate of Incorporation or By-laws. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the businesses conducted by it require such qualification, except for any such failure so to qualify which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect" means, with respect to any entity, such state of facts, events, conditions, change or effect as have had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition or prospects of such entity.

         2.3 CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP. The authorized capital stock of the Company consists of 5,100 shares of common stock, $.01 par value per share, all of which is duly and validly issued, outstanding, fully paid and non-assessable and free of preemptive or similar rights. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company, or any outstanding warrants, options or other rights to acquire any such convertible securities. The Stockholder owns beneficially and of record all of the Company Shares, which Company Shares are owned free and clear of any liens, restrictions or encumbrances. No capital stock of the Company has ever been issued in violation of any federal or state law or in violation of any preemptive rights or any other rights of any other person.

         2.4 SUBSIDIARIES. The Company's subsidiaries and investments in any other corporation or business organization are listed in SCHEDULE 2.4 (collectively, the "Subsidiaries" or individually, a "Subsidiary"). Except as set forth in SCHEDULE 2.4, each Subsidiary is a duly organized, validly existing corporation in good standing under the laws of the state of its incorporation with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. Except as disclosed in
SCHEDULE 2.4, all of the outstanding shares of capital stock of each Subsidiary are owned beneficially and of record by the Company free of any lien, restriction or encumbrance and said shares have been duly and validly issued and are outstanding, fully paid and non-assessable. Each Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is required except where the failure to be so qualified would not have a Material Adverse Effect on the Company. Except as disclosed in
SCHEDULE 2.4, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of a Subsidiary, or any outstanding warrants, options or other rights to acquire any such convertible securities.

         2.5 AUTHORITY OF THE COMPANY.

         (a) The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.

         (b) Except as disclosed on SCHEDULE 2.5, the execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument to be executed and delivered by the Company pursuant to the Agreement have been duly authorized by all necessary action of the Company and no other action on the part of the Company, GTC or the Stockholder is required in connection therewith.

         (c) This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, legal, valid and binding obligations of the Company enforceable in accordance with their respective terms. The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

                  (i) do not and will not violate any provision of the Certificate of Incorporation or By-laws;


                  (ii) do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and


                  (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, writ, injunction, decree, determination, arbitration award, order or judgment to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any lien or other encumbrance on any of the Company's assets or the Company Shares, except for breaches, defaults, accelerations, terminations or encumbrances that would not have a Material Adverse Effect on the Company.

         2.6 REAL PROPERTY; PERSONAL PROPERTY.

             (a) OWNED REAL PROPERTY. All of the real property owned by the Company or any of its Subsidiaries is identified on SCHEDULE 2.6(a) (the "OWNED REAL PROPERTY"). The Company has made available to Buyer the title insurance policies relating to the Owned Real Property attached to SCHEDULE 2.6(a) (the "Title Policies"). The Company and its Subsidiaries have good and marketable title to all Owned Real Property, free and clear of all liens, assessments, judgments, security interests and other encumbrances (collectively, "Encumbrances"), other than:

                    (i) Encumbrances for current taxes, assessments or governmental charges, or landlords', mechanics, workmen's or similar liens, which in each case are not delinquent or are being contested in good faith;

                   (ii) minor Encumbrances that do not materially interfere with the use of the Owned Real Property as currently used and improved;

                  (iii) minor encroachments that do not materially adversely affect the value or use of the Owned Real Property as currently used and improved and that could be removed without material cost; and

                   (iv) Encumbrances listed in the Title Policies or listed on
         SCHEDULE 2.6(a)(iv);

         ((i), (ii), (iii), and (iv) are collectively, "PERMITTED
          ENCUMBRANCES").

             (b) LEASED REAL PROPERTY. All of the real property leased by the Company or one of its Subsidiaries is identified on SCHEDULE 2.6(b) (the "LEASED REAL PROPERTY", collectively with the Owned Real Property, the "REAL PROPERTY"). The Company and its Subsidiaries have good, clear, record and marketable title to enforceable leasehold interests in the Leased Real Property, and, to the knowledge of the Company, GTC and the Stockholder, the lessors of Leased Real Property have good, clear, record and marketable title to the Leased Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances, subject only to the right of reversion of the Lessor. All leases of Leased Real Property (the "LEASES") are identified on SCHEDULE 2.6(b), true and complete copies of which have been made available to Buyer. Neither the Company nor any of its Subsidiaries are in default under any Lease, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the knowledge of the Company, GTC and the Stockholder, the other party to each Lease is not in default under such Lease and there is no event which, with notice or the passage of time, or both, would give rise to such a default. Except for rent amounts due pursuant to the Leases in the ordinary course of business, no fees, security deposits, advances or other amounts are due but not yet paid on with respect to the Leases.

             (c) CONSENTS. Except as set forth in SCHEDULE 2.6(c), no consent or approval is required with respect to the transactions contemplated by this Agreement from the other parties to any Lease or from the holder of any Encumbrance on any Owned Real Property and no material filing with any governmental authority is required in connection therewith.

             (d) CONDITION OF REAL PROPERTY. Except as set forth in SCHEDULE 2.6(d), there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Owned Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair. Except as set forth in SCHEDULE 2.6(d), to the knowledge of the Company, GTC and the Stockholder there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Leased Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair.

             (e) COMPLIANCE WITH THE LAW. There are no pending or, to the knowledge of the Company, GTC and the Stockholder, threatened condemnation proceedings, litigation or administrative actions relating to the Owned Real Property or the Leased Real Property. The Company has not received any notice from any governmental authority of any violation of any law or governmental authorization issued with respect to any Owned Real Property or, to the knowledge of the Company, GTC and the Stockholder, with respect to any Leased Real Property, that has not been heretofore corrected and no such violation exists which could have a material adverse effect on the operation or value of any Owned Real Property or, to the knowledge of the Company, GTC and the Stockholder, any Leased Real Property. The use and operation by the Company of all improvements located on or constituting part of the Owned Real Property or, to the knowledge of the Company, GTC and the Stockholder, the Leased Real Property, are in compliance in all material respects with all applicable laws and governmental authorizations. The Company has not received any notice of any real estate tax deficiency or assessment which has not been satisfied or is aware of any proposed material deficiency, claim or assessment with respect to any of the Owned Real Property or, to the knowledge of the Company, GTC and the Stockholder, the Leased Real Property.

             (f) PERSONAL PROPERTY AND ASSETS. Except as specifically disclosed in SCHEDULE 2.6(f) or in the Base Balance Sheet (as defined below), as attached hereto, the Company and each of its Subsidiaries own and have good, valid and marketable title to the personal property and assets used in their respective businesses. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as disclosed in SCHEDULE 2.6(f) or in the Base Balance Sheet except as would not have a Material Adverse Effect on the Company. The Base Balance Sheet reflects all personal property currently held by the Company and each of its Subsidiaries, except for personal property acquired or disposed of in the ordinary course of business since the date of the Base Balance Sheet. Except as otherwise specified in SCHEDULE 2.6(f), all leasehold improvements, furnishings, machinery and equipment of the Company and each of its Subsidiaries are in good operating condition and repair, have been well maintained, are adequate for the uses to which they are being put, are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted, and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order.

         2.7 FINANCIAL STATEMENTS.

             (a) The Company has delivered to Buyer an unaudited pro forma balance sheet of the Company and its Subsidiaries as of December 31, 2000 (herein the "BASE BALANCE SHEET") and an unaudited statement of income and cash flows for the period then ended, certified by the Company's chief financial officer (together, the "FINANCIAL STATEMENTS"), copies of which are attached to this Agreement as SCHEDULE 2.7. The Financial Statements have been prepared in accordance with generally accepted accounting principles (subject to the absence of footnotes and subject to pro forma adjustments to the Base Balance Sheet made to (i) reclassify intercompany payables to Stockholder and GTC, (ii) record capital leases that had not closed at December 31, 2000, to the extent such capital leases are not already reflected on the Base Balance Sheet, and (iii) reclassify negative cash balances to equity) applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company and its Subsidiaries at the dates of said statements and the results of its operations for the periods covered thereby.

             (b) Except as set forth in the Base Balance Sheet or in SCHEDULE
2.7 to this Agreement, as of the dates of the Base Balance Sheet and this Agreement, there were no liabilities against, relating to or affecting the Company and its Subsidiaries.

         2.8 TAXES.

             (a) Each of the Company and its Subsidiaries has filed each return, declaration, report, claim for refund, or information return or statement relating to federal, state, local, foreign or other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income ("TAXES"), including any schedule or attachment thereto ("TAX RETURNS"), that it was required to file, and has timely paid all Taxes shown thereon as owing, including all deficiencies, or other additions to tax, interest, fines and penalties owed by each of them, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect on the Company. No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any Subsidiary is in force, and no waiver or agreement by the Company or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

             (b) SCHEDULE 2.8 lists all Tax Returns filed by the Company or any Subsidiary for taxable periods ended on or after December 28, 1997. SCHEDULE 2.8 indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit (collectively, the "AUDITED RETURNS"). The Stockholder has made available to Buyer copies of the Audited Returns, together with any examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary with respect to such Audited Returns.

             (c) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an Tax assessment or deficiency.

             (d) Except as described in Section 8.1, neither the Company nor any of its Subsidiaries is now or has ever been a party to any Tax allocation, indemnity, sharing or similar agreement.

             (e) Neither the Company nor any of its Subsidiaries has been a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code")) filing a consolidated federal Tax Return other than a group the common parent of which is GTC.

             (f) Each "affiliated group" has filed all Tax Returns that it was required to file for each taxable period during which any of the Company and its Subsidiaries was a member of the group, and has paid all Taxes shown thereon as owing, except where a failure to file Tax Returns or pay Taxes would not have a Material Adverse Effect on the Company.

             (g) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law).

             (h) No tax assessment or deficiency has been made or proposed against the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries received any notice of any proposed tax audit, assessment or deficiency. No claim or proceeding is pending or, to the knowledge of the Company, GTC or the Stockholder, has been threatened against or with respect to the Company or any of its Subsidiaries in respect of any Taxes.

             (i) There is no contract covering any employee or independent contractor or former employee or independent contractor of the Company or any of its Subsidiaries that, considered individually or considered collectively with any other such contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

             (j) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign tax law).

             (k) Neither the Company nor any of its Subsidiaries has made a distribution of stock of a controlled corporation to which Section 355(e) of the Code applies.

             (l) Neither the Company nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code.

         2.9 INVENTORIES. All items in the inventories of the Company or any Subsidiary shown on the Base Balance Sheet or existing at the date hereof are of a quality and quantity saleable in the ordinary course of business of the Company and its Subsidiaries. The values of the inventories stated in the Base Balance Sheet and any subsequent financial statements of the Company or any Subsidiary reflect the normal inventory valuation policies of the Company and its Subsidiaries. All inventory items are located on the Owned Real Property or the Leased Real Property. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business.

         2.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 2.10 attached hereto, since the date of the Base Balance Sheet:

             (a) Neither the Company nor any of its Subsidiaries has sold, leased, transferred, assigned or purchased any assets with a value in excess of $100,000, other than in the ordinary course of business and consistent with past practice;

             (b) Neither the Company nor any of its Subsidiaries has accepted or agreed to the imposition of, or otherwise had imposed, any lien, encumbrance or other security interest upon any of their assets;

             (c) Neither the Company nor any of its Subsidiaries has created, incurred, assumed, or guaranteed any indebtedness (including capital lease obligations) other than in the ordinary course of business and consistent with past practice;

             (d) Neither the Company nor any of its Subsidiaries has granted any license or sublicense of, or has entered into a material modification of, any rights under or with respect to any Intellectual Property (as defined below), or has entered into any settlement regarding any infringement, misappropriation or alleged infringement or misappropriation of rights in any Intellectual Property;

             (e) There have been no changes made or authorized in the Certificate of Incorporation or By-laws;

             (f) Neither the Company nor any of its Subsidiaries has issued, sold, or otherwise disposed of, or has authorized the issuance, sale, or disposition of, any of its capital stock or other securities, or granted any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock or other securities;

             (g) Neither the Company and nor any of its Subsidiaries has declared, set aside, or paid any dividend or distribution with respect to its capital stock or, directly or indirectly, redeemed, purchased, or otherwise acquired any of its capital stock;

             (h) Neither the Company nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, stockholders or employees outside the ordinary course of business and consistent with past practice;

             (i) Other than an increase in base compensation and the bonuses set forth on SCHEDULE 2.13(a) hereto, which will be paid by the Company, in each case in the ordinary course of business and consistent with past practice, neither the Company nor any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement or otherwise made any other change in employment terms for any of its directors, officers, employees or independent contractors, nor has there been any labor trouble or claim of unfair labor practices involving the Company;

             (j) Neither the Company nor any of its Subsidiaries has adopted any
(i) bonus, (ii) profit-sharing, (iii) incentive compensation, (iv) pension, (v) retirement, (vi) medical, hospitalization, life or other insurance, (vii) severance, (viii) collective bargaining, or (ix) other plan, contract, or commitment for any of its directors, officers, or employees, or modified, terminated, or made payments (other than in the ordinary course of business, including, without limitation, bonus payments earned under existing plans) under any existing such plan, contract, or commitment, whether written or oral;

             (k) Neither the Company nor any of its Subsidiaries has delayed or postponed (beyond normal practice) the payment of accounts payable or any other obligations or liabilities or accelerated (beyond normal practice) the payment of accounts receivable;

             (l) There has been no change in the financial condition, properties, assets, liabilities, prospects, personnel, business or operations of the Company or any of its Subsidiaries, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had, or could reasonably be expected to have, a Material Adverse Effect on the Company;

             (m) The Company and its Subsidiaries have not incurred any liability of any nature other than liabilities incurred in the ordinary course of business and which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company;

             (n) There has been no material loss, damage or destruction to, or any material interruption in the use of, any material assets of the Company;

             (o) From the date of the Base Balance Sheet through the date hereof, there has been no change in the corporate officers or senior management of the Company;

             (p) There has been no payment or discharge of a liability or encumbrance of the Company which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

             (q) There has been no material change in accounting methods or practices, credit practices or collection policies used by the Company or any of its Subsidiaries;

             (r) There has been no formation or acquisition of any subsidiary or equity interest or other interest in any other entity by the Company or any of its Subsidiaries;

             (s) There has been no entry into or amendment, modification or waiver of any material terms of any contract (or series of related contracts) to which the Company is a party or by which it is bound, which amendment, modification or waiver involves or is likely to involve payment by or to the Company in excess of $25,000;

             (t) There has been no acceleration, termination, modification or cancellation of any contract (or series of related contracts) to which the Company is a party or by which it is bound, the termination or cancellation of which has had or could reasonably be expected to have a Material Adverse Effect;

             (u) There has been no charitable pledge or other contribution or gift by the Company outside the ordinary course of business; and

             (v) Neither the Company nor any of its Subsidiaries has committed to do any of the foregoing.


         2.11 ORDINARY COURSE. Since the date of the Base Balance Sheet, the Company and each of its Subsidiaries have conducted their businesses only in the ordinary course and consistently with their prior practices.

         2.12 INTELLECTUAL PROPERTY.

             (a) OWNERSHIP OF INTELLECTUAL PROPERTY ASSETS. Except as set forth on SCHEDULE 2.12(a), the Company is the exclusive owner of, and has good, valid and marketable title to all of the Intellectual Property Assets (as defined below) free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or agreements, and has the right to use without payment to a third party all of the Intellectual Property Assets. There are no claims or demands of any other person pertaining to any of the Intellectual Property Assets and no proceedings have been instituted, are pending or, to the Company's, GTC's or the Stockholder's knowledge, threatened against the Company and/or its officers, employees, and consultants that the Company's right, title and interest in and to the Intellectual Property Assets is reduced, invalid or unenforceable by the Company. Except as set forth on
SCHEDULE 2.12, no officer and, to the Company's, GTC's or the Stockholder's knowledge, no employee of the Company, has entered into any agreement with anyone other than the Company that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than the Company.

             (b) PATENTS. SCHEDULE 2.12(b) sets forth a complete and accurate list and summary description of all Patents held by the Company. All of the issued Patents are currently in compliance with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the Company's, GTC's or the Stockholder's knowledge, there is no potentially interfering patent or patent application of any third party. All products made, used or sold under the Patents have been marked with the proper patent notice.

             (c) TRADEMARKS. SCHEDULE 2.12(c) sets forth a complete and accurate list and summary description of all Marks owned by the Company. All Marks that have been registered with the United States Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including without limitation the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Mark is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Company's, GTC's or the Stockholder's knowledge, no such action is threatened with respect to any of the Marks. All products and materials containing a Mark bear the proper notice where permitted by law.

             (d) COPYRIGHTS. SCHEDULE 2.12(d) sets forth a complete and accurate list and summary description of all Copyrights owned by the Company. All Copyrights that have been registered with the United States Copyright Office are identified on such Schedule and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Copyright is held by the Company by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration. All copies of works encompassed by the Copyrights set forth on SCHEDULE 2.12(d) have been marked with the proper copyright notice.

             (e) EXTENT OF RIGHTS. The Company has the right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets, except for the rights of any licensor or licensee of licensed Intellectual Property Assets referred to below. Except as set forth on SCHEDULE 2.12(e), the Company (i) has not licensed or granted to anyone rights of any nature to use any of its Intellectual Property Assets; and (ii) is not obligated to and does not pay royalties or other fees to anyone for the Company's ownership, use, license or transfer of any of its Intellectual Property Assets.

             (f) LICENSES RECEIVED. All licenses or other agreements under which the Company is granted rights by others in Intellectual Property Assets (other than "shrink-wrap" license agreements applicable to commercially available software) are listed in SCHEDULE 2.12(f).

All such licenses or other agreements are in full force and effect, neither the Company nor, to the Company's, GTC's or the Stockholder's knowledge any other party thereto is in default thereunder, and all of the rights of the Company thereunder are freely assignable except as listed on SCHEDULE 2.12(f)). True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer, and to the knowledge of the Company, GTC and the Stockholder, the licensors under the licenses and other agreements under which the Company is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.


             (g) LICENSES GRANTED. All licenses or other agreements under which the Company has granted rights to others in Intellectual Property Assets are listed in SCHEDULE 2.12(g). Except as set forth thereon, all such licenses or other agreements are in full force and effect, and neither the Company nor, to the knowledge of the Company, GTC or the Stockholder, any other party thereto is in default thereunder. Prior to the date hereof, the Company has provided to Buyer access to true and complete copies of all documents granting such licenses or other agreements, and any amendments thereto.

             (h) The Company has taken all reasonably prudent action to establish and preserve its ownership of all Intellectual Property Assets. The Company has taken reasonably prudent action to ensure that non-public information of the Company has not become available to any person other than employees and agents of the Company except pursuant to enforceable written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. None of the Company, GTC or the Stockholder has any knowledge of any infringement by others of any Intellectual Property Assets of the Company.

             (i) To the knowledge of the Company, GTC and the Stockholder, the present business, activities and products of the Company do not infringe any Intellectual Property Assets of any other person. No proceeding charging the Company with infringement of any Intellectual Property Assets has been filed or, to the knowledge of the Company, GTC or the Stockholder is threatened to be filed. To the knowledge of the Company, GTC or the Stockholder, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company which infringement, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, GTC or the Stockholder, the Company is not making unauthorized use of any confidential information or trade secrets of any person.

             (j) For purposes of this Agreement, "INTELLECTUAL PROPERTY ASSETS" means all of the following: (i) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "PATENTS"); (ii) all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications (collectively, "MARKS"); (iii) all copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "COPYRIGHTS"); (iv) all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Company designed reports, (collectively, "TRADE SECRETS"); (v) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (the "RIGHTS"); and (vi) all customer lists and telephone numbers, names of potential sales leads, business strategies, outside analysts' plans and reports, outlooks, forecasts and other similar documents (collectively, "OTHER INTANGIBLES").

         2.13 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.13 (true and complete copies of which have been made available to Buyer), neither the Company nor any of its Subsidiaries is a party to or subject to:

             (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

             (b) any employment contract or contract for services with any employee, consultant or independent contractor which is not terminable within 30 days by the Company or a Subsidiary without liability for any penalty or severance payment to any current or former employee or director;

             (c) any contract or agreement for the purchase of any commodity, material or equipment except purchase orders in the ordinary course for less than $200,000 each;

             (d) any other contracts or agreements creating any obligations of the Company or any of its Subsidiaries of $200,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

             (e) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

             (f) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

             (g) any contract with any sales agent or distributor of products of the Company or any of its Subsidiaries;

             (h) any contract containing covenants limiting the freedom of the Company or any of its Subsidiaries (A) to compete in any line of business or with any person or entity, (B) to acquire any product or other asset or any services from any other person; (C) to solicit, hire or retain any person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other person or class or category of persons, (E) to perform services for any other person or class or category of persons, or (F) to transact business or deal in any other manner with any other person or class or category of persons;

             (i) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, or any guarantee thereof;

             (j) any contract or agreement with any officer, employee, director or stockholder of the Company or any of its Subsidiaries or with any persons or organizations controlled by or affiliated with any of them;

             (k) any contract relating to the acquisition, issuance or transfer of any securities;

             (l) any contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities; and

             (m) any other contract that is material to the business of the Company and its Subsidiaries.

         SCHEDULE 2.13 provides an accurate description of the terms of each contract that is not in written form. Each contract described on SCHEDULE 2.13 is in full force and effect, and is enforceable by the Company or its Subsidiaries in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specific performance and other injunctive relief may be unavailable in certain cases. Except as set forth in SCHEDULE 2.13: (i) neither the Company nor its Subsidiaries has violated or breached, or committed any default under, any contract described on SCHEDULE 2.13 which, individually or in the aggregate, could have a Material Adverse Effect on the Company, and, to the knowledge of the Company, GTC or the Stockholder, no other party to such contract has violated or breached, or committed any default under, any such contract; (ii) to the knowledge of the Company, GTC or the Stockholder, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any contract identified in
SCHEDULE 2.13, (B) give any person the right to declare a default under or exercise any remedy for breach of any contract identified in SCHEDULE 2.13, (C) give any person the right to accelerate the maturity or performance of any contract identified in SCHEDULE 2.13, or (D) give any person the right to cancel, terminate or modify any contract identified in SCHEDULE 2.13; (iii) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under any contract identified in
SCHEDULE 2.13; and (iv) neither the Company nor any of its Subsidiaries has waived any of its material rights under any contract identified in SCHEDULE 2.13.

         2.14 LITIGATION. SCHEDULE 2.14 lists all currently pending litigation and governmental or administrative proceedings or investigations to which the Company or any of its Subsidiaries is a party. Except for matters described in
SCHEDULE 2.14, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, GTC and the Stockholder, threatened against the Company or any of its Subsidiaries which may have a Material Adverse Effect on the Company or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.
SCHEDULE 2.14 includes a description of each matter set forth therein, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought.

         2.15 COMPLIANCE WITH LAWS. Except as otherwise disclosed or represented in this Section 2 or in any schedule to this Agreement or as would not have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance in all material respects with all applicable statutes, ordinances, orders, judgments, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or any Subsidiary or to the conduct of their businesses, and the neither the Company nor any Subsidiary has received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

         2.16 INSURANCE. The physical properties and assets of the Company and each of its Subsidiaries are insured to the extent disclosed in SCHEDULE 2.16.
SCHEDULE 2.16 identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and each of its Subsidiaries, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by the Company and each Subsidiary, and for compliance by the Company with all laws and contracts to which the Company is a party or by which it is bound. Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

         2.17 WARRANTY OR OTHER CLAIMS. There are no existing or threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Company or any of its Subsidiaries for products or services which are defective or fail to meet any product or service warranties except as disclosed in SCHEDULE 2.17. The Company, the Stockholder and GTC will pay any insurance proceeds received with respect to the claims disclosed in SCHEDULE 2.17 to Buyer promptly upon receipt of such proceeds by the Company, the Stockholder or GTC, as the case may be.

         2.18 PERMITS; BURDENSOME AGREEMENTS. The Company and its Subsidiaries have each obtained all such permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities ("Governmental Authorities") in order for the Company and each of its Subsidiaries to conduct its business. Such Approvals are listed on SCHEDULE 2.18. Each such Approval is valid and in full force and effect, and the Company and its Subsidiaries are, and at all times have been, operating in material compliance therewith. The Company has never received any written notice or, to the Company's, GTC's or the Stockholder's knowledge, other communication from any governmental authority regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Approvals or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Approvals. The Company is not subject to or bound by any contract, judgment, decree or order with or issued by a Governmental Authority which could, if performed in accordance with its terms, reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

         2.19 EMPLOYEE BENEFIT PROGRAMS.

             (a) SCHEDULE 2.19 sets forth all Employee Plans (as defined below) to which the Company or any of its Subsidiaries or any ERISA Affiliate (as defined below) contributes or is obligated to contribute, under which the Company or any of its Subsidiaries has or may have any liability for premiums or benefits, or which benefits any current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof (each a "COMPANY PLAN"). For purposes of this Agreement, the term "EMPLOYEE PLAN" means any plan, program, agreement, policy or arrangement (a "PLAN"), whether or not reduced to writing, that is: (i) a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "WELFARE PLAN"); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA; (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus incentive or fringe-benefit plan whether for the benefit of a single individual or a group of individuals. With respect to each Company Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (1) the plan document together with all amendments; (2) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements and investment management or investment advisory agreements; (3) copies of any summary plan description, employee handbooks or similar employee communications and administrative forms; (4) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS; and (5) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached. An "ERISA Affiliate" means any entity which is or at any time was a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined in Section 414(m) of the Code or the regulations issued under Section 414(o) of the Code), any of which includes or included the Company.

             (b) Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained or been required to contribute to any Employee Plan subject to Title IV of ERISA.

             (c) Each Company Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified. Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable law, and nothing has occurred with respect to any Company Plan that has subjected or could subject the Company or any of its Subsidiaries or any plan participant to a penalty under Section 502 of ERISA or to an excise tax under the Code.

             (d) All required contributions to and premium payments on account of each Company Plan have been timely made or are reflected as liabilities on the Base Balance Sheet.

             (e) SCHEDULE 2.19 sets forth each and every pending or threatened lawsuit, claim or other controversy relating to a Company Plan, other than claims for benefits in the normal course. No Company Plan is the subject of an IRS or Department of Labor examination or a government sponsored amnesty, voluntary compliance, self-correction or similar program.

             (f) Other than as required under Section 601 ET SEQ. of ERISA and corresponding provisions of state law, no Company Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment.

             (g) None of the Company, any of its Subsidiaries, or any ERISA Affiliate contributes, and has never contributed, to any "multiemployer plan" as defined in Section 3(37) of ERISA and has no actual or potential withdrawal liability with respect to any such plan.

         2.20 ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 2.20:

             (a) The Company and each of its Subsidiaries are presently in compliance in all material respects with all Environmental Laws applicable to any real property owned, leased or operated by the Company or any of its Subsidiaries or to any facilities or improvements or any operations or activities thereon.

             (b) No lien has ever been imposed on any property, facility, machinery or equipment owned, leased or operated by the Company or any Subsidiary by any governmental agency at the federal, state, or local level in connection with the presence of any Hazardous Material.

             (d) Neither the Company nor any of its Subsidiaries has ever: (i) entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or any real property owned, leased or operated by the Company or any of its Subsidiaries; (ii) received notice under the citizen suit provision of any Environmental Law in connection with the real property owned, leased or operated by the Company or any of its Subsidiaries; (iii) received any request for information, notice, demand letter, administrative inquiry, claim, or complaint with respect to environmental or health and safety matters or the enforcement of any Environmental Law relating to the real property owned, leased or operated by the Company or any of its Subsidiaries; or (iv) been subject to any governmental or citizen enforcement action with respect to the real property owned, leased or operated by the Company or any of its Subsidiaries; and the Company, GTC and the Stockholder have no knowledge that any of the items enumerated in clauses (ii),
(iii) or (iv) of this subsection are currently threatened.

             (e) The Company and each of its Subsidiaries has all environmental permits, approvals and licenses necessary for the operations conducted on the real property owned, leased or operated by the Company or any of its Subsidiaries.

             (f) No site owned or leased by the Company or any of its Subsidiaries contains any asbestos or asbestos-containing material, any polychlorinated biphenyls ("PCBS") or equipment containing PCBs, or any urea formaldehyde foam insulation.

             (g) The Company made available to Buyer and its counsel copies of all documents, records, and information in the possession of the Company or any of its Subsidiaries concerning any environmental or health and safety matter involving and naming the Company or any of its Subsidiaries, whether generated by the Company, any of its Subsidiaries or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Material, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

             (h) For purposes of this SECTION 2.24, (i) "HAZARDOUS MATERIAL" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "HAZARDOUS WASTE" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "ENVIRONMENTAL LAW" shall mean any statute, regulation, rule, ordinance, or by-law at the federal, state, or local level, whether existing as of the date hereof or previously applicable to the Company, relating to the protection of the environment, health and safety, or natural resources.

         2.21 EMPLOYEES; LABOR MATTERS. As of the date hereof, the Company and its Subsidiaries employ 626 full-time employees and 24 part-time employees.
SCHEDULE 2.21 contains a true and complete list of all employees, officers and directors of, and consultants to, the Company and its Subsidiaries as of the date hereof together with a current job title for and compensation (including base compensation, bonuses and stock options or restricted stock grants) (all of which compensation, when taken together with the bonuses set forth on SCHEDULE 2.13(A) hereto, shall be paid by the Company) payable to each such employee, officer, director and consultant. The Company and its Subsidiaries are not delinquent in payments to any of their employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for them to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, none of the

Company, any Subsidiary, or Buyer will by reason of the transactions contemplated under this Agreement or anything done prior to the Closing be liable to any of said employees for so-called "severance pay," bonus, or any other payments, except as set forth in SCHEDULE 2.21. The Company and each of its Subsidiaries are in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours, and withholding of taxes and reporting of income. There are no grievances, complaints or charges that have been filed against the Company or any of its Subsidiaries that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Company. None of the Company's nor any of its Subsidiaries' employment policies or practices is currently being audited or investigated by any federal, state or local government agency. Except as set forth on SCHEDULE 2.21, the Company and its Subsidiaries have no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Except as set forth on SCHEDULE 2.21, there are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the knowledge of the Company, GTC or the Stockholder, threatened against or involving the Company or any of its Subsidiaries. There is no pending arbitration or similar proceeding or claim involving the Company or any of its Subsidiaries. No collective bargaining agreement is in effect or is currently being or, to the knowledge of the Company, GTC or the Stockholder, is about to be negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notification indicating that any of its employment policies or practices is currently being audited or investigated by any governmental authority. The Company and each of its Subsidiaries is, and has been, in compliance with the requirements of the Immigration Reform Control Act of 1986 at all times since the enactment of such Act.

         2.22 COLLECTABILITY OF ACCOUNTS RECEIVABLE. All existing accounts receivable of the Company (including those accounts receivable reflected on the Base Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Base Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (ii) are current, valid and enforceable and will be collected in full when due, consistent with historical client collection patterns, without any counterclaim or set off, subject to bad debt reserves in the amounts set forth in the Financial Statements. The Company has no accounts or loans receivable from any person which is affiliated with the Company or from any director, officer or employee of the Company, other than those loans receivable set forth on SCHEDULE 2.10(h).

         2.23 DEPOSITORIES; POWERS OF ATTORNEY. SCHEDULES 2.23 (a) AND (b) set forth, respectively, (a) the name and a brief description of all bank accounts, lock-boxes, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities in the name of or owned by the Company and its Subsidiaries and the names of all persons authorized to draw thereon or to have access thereto and (b) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and any of its Subsidiaries (a true, complete and correct copy of which has been delivered to Buyer).

         2.24 FINDER'S FEE. Except as set forth on SCHEDULE 2.24, neither the Company nor the Stockholder has taken any action or entered into any agreement pursuant to which the Company has incurred or will become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         2.25 CORPORATE RECORDS. The corporate record books of the Company accurately reflect all corporate action taken by its stockholders and boards of directors and committees. The copies of the corporate records of the Company, as made available to Buyer for review, are true and complete copies of the originals of such documents.

         2.26 NON-FOREIGN STATUS. Neither the Company nor any of its Subsidiaries is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

         2.27 KEY EMPLOYEES.

         (a) SCHEDULE 2.27 contains a true and complete list of all employees of and consultants to the Company as of the date of this Agreement who are material contributors to the operating and financial condition of the Company (each a "KEY EMPLOYEE"). To the knowledge of the Company, GTC or the Stockholder, as of the date of this Agreement no Key Employee is in violation of any material term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, nonsolicitation agreement, confidentiality agreement or any other contract or agreement or any restrictive covenant relating to the right of any such Key Employee to be employed by the Company, or relating to the use of trade secrets or proprietary information of others, and the continued employment of the Company's Key Employees and the performance of the Company's contracts with its independent contractors does not subject the Company to any liability with respect to any of the foregoing matters.

         (b) As of the date of this Agreement, neither the Company nor the Stockholder has received any notice, or has any basis for believing, that any Key Employee has any present intention of terminating his or her employment with the Company.

         2.28 ABSENCE OF IMPROPER PAYMENTS. Neither the Company nor any of its
Subsidiaries: (a) has made any contributions, payments or gifts of its property to or for the private use of any official, employee or agent of any governmental authority where either the payment or the purpose of such contribution, payment or gift is illegal under any applicable law, (b) has established or maintained any unrecorded fund or asset for any purpose other than promotional funds, or intentionally made any false or artificial entries on its books or records for any reason, (c) has made any payments to any person where the Company or any of its Subsidiaries intended or understood that any part of such payment was to be used for any other purpose other than that described in the documents supporting the payment, or (d) has made any contribution, or reimbursed any political gift or contribution made by any other person, to candidates for public office, whether federal, state or local, where such contribution would be in violation of applicable law.

         2.29 GOVERNMENT CONTRACTS. Except as set forth in SCHEDULE 2.29, neither the Company nor any of its Subsidiaries has been or is now a principal party to any contract with any governmental authority. Neither the Company nor its Subsidiaries are subject to any claims, penalties or causes of action, the basis of which is an actual or alleged violation of, or noncompliance with, any applicable law (a) related to a contract between the Company or any of its Subsidiaries and any governmental authority, which contract relates or is related to the business of the Company or its Subsidiaries or (b) related to a contract between the Company or its Subsidiaries and any other person, which contract relates or related to the business of the Company and its Subsidiaries and renders or rendered the Company or its Subsidiaries a subcontractor at any tier to a prime contract with any governmental authority. To the knowledge of the Company, GTC or the Stockholder, there is no reasonable basis for any claim, penalty or cause of action against the Company or its Subsidiaries alleging a violation of, or noncompliance with, any applicable law related to any contract described in clauses (a) or (b) above of this Section 2.29 to which the Company or its Subsidiaries is a party and that relates or related to its business. For purposes of this Section 2.29, claims, penalties and causes of action alleging a violation of, or noncompliance with, any applicable law include, without limitation, those purporting to be based on failure to comply with cost accounting standards, allowable costs, allocation of costs, omissions or errors in disclosure statements or defective pricing.

         2.30 CUSTOMERS AND SUPPLIERS. None of the top ten (10) customers of the Company or any of its Subsidiaries, as identified on SCHEDULE 2.30, has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries. No supplier of primates to the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, supplying such primates to them, which cessation or decrease, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

         2.31 FOOD AND DRUG ADMINISTRATION MATTERS. (a) For purposes of this
Agreement: (i) "FDA" means the United States Food and Drug Administration and corresponding regulatory agencies in other counties and states of the United States, (ii) "FDA clearance and approval" means any pre-market notification or pre-market approval application, consent, certificate, registration, permit, license or other authorization, and the filing of any notification, application, report or information, required by the FDA or any other government entity pursuant to any FDA Law, (iii) "FDA Company Contractor" means any person with which the Company or any of its Subsidiaries formerly or presently had or has any agreement or arrangement (whether oral or written) under which that person has or had physical possession of, or was or is obligated to develop, test, process, investigate, manufacture or produce, any FDA Regulated Product on behalf of the Company or any of its Subsidiaries, (iv) "FDA Law" means any statute, regulation, judicial or administrative interpretation, guideline, point-to-consider, recommendation or standard international guidance relating to any FDA Regulated Product, including, without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. sec. 301 et seq., the FDA Modernization Act of 1997, Stand Alone Provisions, Pub. L. No. 105-115, 111 Stat. 2295 (1997), and equivalent statutes, regulations and guidances adopted by countries, international bodies and other jurisdictions, in addition to the United States, where the Company or any of its Subsidiaries has facilities, does business, or directly or through others sells or offers for sale any FDA Regulated Product, and (v) "FDA Regulated Product" means any product or component including, without limitation, any medical device, that is studied, used, held or offered for sale for human research or investigation or clinical use.

         (b) The Company and each of its Subsidiaries possesses all FDA clearances and approvals required under all applicable FDA Laws to conduct its current businesses, to manufacture, hold and sell FDA Regulated Products, and to use and occupy the Real Property. All such FDA clearances and approvals are in full force and effect.

         (c) There are no facts or circumstances known to the Company that could lead to any FDA clearances or approvals possessed by the Company or any of its Subsidiaries being revoked, suspended, canceled or not renewed. The Company and its Subsidiaries have submitted all necessary reports and filings to the FDA.

         (d) The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not adversely affect the validity or require the transfer of any FDA clearances or approvals held by the Company or any of its Subsidiaries.

         (e) The Company and its Subsidiaries and, to the knowledge of the Company, GTC and the Stockholder, all previous owners, lessees, operators and occupants of all Real Property with respect to the Real Property, are in material compliance with, and have materially complied with, all applicable FDA Laws and, except as set forth on SCHEDULE 2.31(e), have not received (or, in the case of such previous owners, lessees, operators and occupants, to the knowledge of the Company, GTC and the Stockholder have not received) any notice citing action or inaction by the Company or any of its Subsidiaries that would constitute any non-compliance with any FDA Laws within the past three years.

         (f) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice, demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to comply with any FDA Laws that requires any material change in any manufacturing procedures by the Company or any Subsidiary or any material repair, reinstatement or clean-up of any Real Property. There is no act, omission, event or circumstance of which the Company, GTC or the Stockholder has knowledge that may give rise to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigations, notice, demand letter, proceeding or request, or any such liability:

         (i) against, involving or of the Company or any of its Subsidiaries, or

         (ii) against, involving or of any other person (including, without limitation, any FDA Company Contractor) that could be imputed or attributed to the Company or any of its Subsidiaries.

         (g) There has not been any material violation of any FDA Laws by the Company or its Subsidiaries in their prior product developmental efforts, clinical studies, submissions or reports to the FDA or any other government entity (or any failure to make any such submission or report) that could reasonably be expected to require investigation, corrective action or enforcement action.

         (h) The Company, its Subsidiaries and their respective agents (in their capacities as such agents) have registered with the FDA all facilities required to be registered and have listed all FDA Regulated Products required to be listed with the FDA.

         2.32 INFORMATION TECHNOLOGY SYSTEMS. Except as set forth in SCHEDULE 2.32, all of the Company's information technology systems necessary for the conduct of the Company's business, including but not limited to the software, hardware and telecommunications components thereof, are in good operating condition and repair and are adequate for the purposes for which they are currently being used.

         2.33 BUSINESS DISRUPTIONS. The Company and its Subsidiaries are not now and have not been the target of demonstrations, boycotts, rallies, or other organized campaigns designed to protest any practices of the Company or its Subsidiaries, that have had or could reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries taken as a whole.

         2.34 BILLING OF REVENUES. Except as set forth in SCHEDULE 2.34, the Company and its Subsidiaries have billed their customers for all products and services provided by the Company or its Subsidiaries within 30 days of reaching the billing milestone indicated on the cost and payment schedule corresponding to such products and services.

         2.35 OBLIGATIONS UNDER STOCK OPTION PLANS. The Company has no obligations or liabilities under any stock option or similar plans of the Company, the Stockholder or GTC other than as set forth in Section 1.5 hereof.

         2.36 ASSUMED DEBT.

         (a) SCHEDULE 1.2(b) of this Agreement sets forth a true, accurate and complete list of all of the obligations comprising the Assumed Debt and all the documents evidencing, securing and/or relating to the Assumed Debt except those that will be cancelled or terminated as of the Closing (the "Assumed Debt Documents").

         (b) Each of the Company and the Subsidiaries is in compliance in all material respects with all of the terms, conditions and covenants applicable to each set forth in or arising under the Assumed Debt Documents.

         (c) The obligations of the Company and the Subsidiaries with respect to the Assumed Debt and the Assumed Debt Documents do not exceed $9,500,000.

         2.37 DISCLOSURE. The representations, warranties and statements contained in this Agreement and in the certificates, documents and schedules delivered by the Company pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

          SECTION 3. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE
                               STOCKHOLDER AND GTC


         The Stockholder and GTC hereby make to Buyer the representations and warranties set forth in this Section 3, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby.

         3.1 COMPANY SHARES. The Stockholder owns of record and beneficially all of the Company Shares. Such Company Shares are, and when delivered by such Stockholder to Buyer pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all liens, encumbrances, charges or claims.


         3.2 AUTHORITY. Each of the Stockholder and GTC has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Stockholder and GTC pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by the Stockholder and GTC pursuant to this Agreement constitutes a legal, valid and binding obligation of the Stockholder and GTC, respectively, enforceable in accordance with their respective terms, and has been duly authorized by all necessary corporate action of the Stockholder and GTC. The Stockholder has full right, power and authority to transfer, sell and deliver the Company Shares to Buyer pursuant to this Agreement. The execution, delivery and performance of this Agreement and each such agreement, document and instrument:


             (a) do not and will not violate any provision of the Articles of Organization or By-laws of the Stockholder or GTC, or any laws of the United States or any state or other jurisdiction applicable to the Stockholder or GTC, or, except as set forth on SCHEDULE 3.2, require the Stockholder or GTC to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

             (b) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, writ, injunction, decree, determination, arbitration award, order or judgment, to which the Stockholder or GTC is a party or by which the property of the Stockholder or GTC is bound or affected, or result in the creation or imposition of any lien or other encumbrance on any assets of the Company or on the Company Shares.

         3.3 AGREEMENTS. Except as set forth in SCHEDULE 3.3, there are no agreements to which GTC or the Stockholder is a party relating to the business of the Company or any of its Subsidiaries or to the Stockholder's rights and obligations as a stockholder of the Company. Neither GTC nor the Stockholder owns, directly or indirectly, any material interest in any customer, competitor or supplier of the Company or any of its Subsidiaries, or any entity which has a contract with the Company or any of its Subsidiaries. The Stockholder has not at any time transferred any of the stock of the Company held by or for such holder to any employee of the Company. The execution, delivery and performance of this Agreement by the Stockholder and GTC will not violate or result in a default or acceleration of any obligation under any contract involving the Company or any of its Subsidiaries to which the Stockholder or GTC is a party.

         3.4 INVESTMENT

             (a) The Stockholder is acquiring the Stock Consideration for investment for its own account, not as a nominee or agent, and not with a view to any distribution thereof in violation of the securities laws. The Stockholder has no present plan or intention of selling, granting participation in, or otherwise disposing of or distributing any part of the Stock Consideration. The Stockholder understands that such shares of CRLI Common Stock have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") by reason of specific exemptions therefrom which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Stockholder's representations as expressed herein.

             (b) The Stockholder's financial condition and investments are such that it is in a position to hold such shares of CRLI Common Stock for an indefinite period, bear the economic risks of the investment and withstand the complete loss of the investment. The Stockholder has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of the CRLI Common Stock. The Stockholder qualifies as an "accredited investor" as such term is defined in Section 2(15) of the Securities Act and Regulation D promulgated thereunder.

             (c) The Stockholder understands that none of the shares of CRLI Common Stock may be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the shares of CRLI Common Stock or an available exemption from registration under the Securities Act, the shares of CRLI Common Stock must be held indefinitely. The Stockholder agrees that, in addition to any other applicable limitations on the transfer of the shares of CRLI Common Stock, in no event will it make a transfer, pledge or other disposition of any of such shares other than (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an exemption from registration provided for under the Securities Act. At the expense of the Stockholder or its transferee, the Stockholder shall furnish to Buyer an opinion of counsel reasonably satisfactory to Buyer to the effect that such transfer, pledge or other disposition may be made without registration under the Securities Act.

             (d) The Stockholder agrees that the shares of CRLI Common Stock shall carry substantially the following legend:

             THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE

TRANSFERRED TO ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.


         3.5 SEC REPORTS. GTC has timely filed all documents required to be filed with the Securities and Exchange Commission (the "SEC") (collectively, including all exhibits and schedules thereto and documents incorporated therein by reference, the "SEC Reports"). As of their respective dates, (i) the SEC Reports complied in all material respects with the requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), as applicable, and (ii) with respect to their disclosures relating to the Company, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. GTC is subject to Section 13 of the Exchange Act and is in compliance in all material respects with the provisions of such section.

         3.6 ASSUMED DEBT. Each of the Stockholder and GTC is in compliance in all material respects with all of the terms, conditions and covenants applicable to each set forth in or arising under the Assumed Debt Documents.


         SECTION 4. COVENANTS OF THE COMPANY, GTC AND THE STOCKHOLDER.


         4.1 MAKING OF COVENANTS AND AGREEMENTS. The Company, GTC and the Stockholder jointly and severally hereby make the covenants and agreements set forth in this Section 4, and GTC and the Stockholder agree to use all commercially reasonable efforts or to vote appropriately to cause the Company and each of its Subsidiaries to comply with such agreements and covenants.

         4.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, the Company and each of its Subsidiaries will, except as specifically consented to by Buyer in writing, which consent may be withheld in the sole discretion of the Buyer:

             (a) conduct its business only in the ordinary course consistent with past practice, and in accordance with all applicable laws;

             (b) refrain from making any change or incurring any obligation to make a change in its charter, by-laws, capital structure or authorized or issued capital stock, including but not limited to the issuance of any option, warrant, call, conversion right or commitment of any kind with respect to the Company's capital stock;

             (c) refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock;

             (d) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from making any capital expenditures (including capitalized lease obligations) in excess of $50,000 in the aggregate and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

             (e) as long as the Assumed Debt is equal to or less than $9.5 million, refrain from incurring any obligations or liabilities except in the ordinary course of business, without Buyer's prior written approval;

             (f) refrain from (i) lending money to any person (except that the Company or any of its Subsidiaries may make loans for the purchase of computer equipment and routine travel advances to employees in the ordinary course of business) or (ii) incurring or guaranteeing any indebtedness;

             (g) refrain from forming any subsidiary or acquiring any equity interest or other interest in any other entity;

             (h) refrain from (i) establishing, adopting or amending any Employee Plans, (ii) other than in the ordinary course of business, paying any bonus or making any profit-sharing payment, cash incentive payment or similar payment to, or increasing the amount of the wages, salary commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hiring any new employee without Buyer's prior written approval;

             (i) as long as the Assumed Debt is equal to or less than $9.5 million, refrain from making any change in its borrowing arrangements;

             (j) use all commercially reasonable efforts to prevent any change with respect to its banking arrangements;

             (k) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other persons having business relationships with the Company or any of its Subsidiaries;

             (l) maintain in effect at all times all insurance of the kind, in the amount and with the insurers set forth in SCHEDULE 2.16;

             (m) furnish Buyer with unaudited monthly balance sheets and statements of income of the Company and its Subsidiaries within twenty (20) days after each month end for each month ending more than twenty (20) days before the Closing;

             (n) permit Buyer and its authorized representatives to have full access during regular business hours to all its properties, assets, records, Tax Returns, contracts and documents and furnish to Buyer and its authorized representatives such financial and other information with respect to its business or properties as they may from time to time reasonably request;

             (o) promptly notify Buyer of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any legal proceedings commenced or, to the knowledge of the Company, GTC or the Stockholder threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement;

             (p) use all commercially reasonable efforts to maintain its properties, facilities, equipment and other assets in as good working order and condition as of the date of this Agreement, ordinary wear and tear excepted;

             (q) perform all its material obligations under all contracts relating to or affecting its business, assets, properties, equipment and rights;

             (r) (i) refrain from entering into, or permitting any of the assets owned or used by the Company or any of its Subsidiaries to become bound by, any material contract or amend or prematurely terminate any material contract, or
(ii) waive any material right or remedy under any material contract (including, without limitation, any contract disclosed in the schedules to this Agreement);

             (s) comply with all material respects with all applicable laws, Approvals, consent orders and the like;

             (t) refrain from changing any of its methods of accounting or accounting practices in any material respect;

             (u) refrain from making any tax election; and

             (v) refrain from commencing or settling any legal proceeding without the prior written consent of Buyer.

         4.3 AUTHORIZATION FROM OTHERS. Prior to the Closing Date, the Stockholder, GTC and the Company will use their respective reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation by the Stockholder, GTC and the Company of the transactions contemplated by this Agreement.

         4.4 NOTIFICATION; UPDATES TO SCHEDULES.

             (a) From that date of this Agreement until the Closing, the Company, GTC and the Stockholder shall promptly notify Buyer in writing of: (i) the discovery by the Company, GTC or the Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by the Company, GTC or the Stockholder in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the Company, GTC or the Stockholder in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company, GTC or the Stockholder; and
(iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 impossible or unlikely prior to June 30, 2001.

             (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in the schedule to this Agreement, or if any such event, condition, fact or circumstance would require such a change assuming the schedule to this Agreement were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company, GTC and the Stockholder shall promptly deliver to Buyer an update to the applicable schedule specifying such change; provided that, no such update shall be deemed to supplement or amend such schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company, GTC and the Stockholder in this Agreement or (ii) determining whether any of the conditions set forth in
Section 7.1 have been satisfied.

         4.5 CONSUMMATION OF AGREEMENT. The Company, GTC and the Stockholder shall use their commercially reasonable efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, the Company will use its commercially reasonable efforts to obtain prior to the Closing all necessary authorizations or approvals of the Stockholder, GTC and their respective Boards of Directors.

         4.6 COOPERATION OF THE COMPANY, GTC AND THE STOCKHOLDER. The Company, GTC and the Stockholder shall cooperate with all reasonable requests of Buyer and Buyer's counsel and accountants in connection with the consummation of the transactions contemplated hereby.

         4.7 NO SOLICITATION OF OTHER OFFERS. Unless and until this Agreement shall have been terminated, none of the Company, GTC or the Stockholder shall, nor shall the Company, GTC or the Stockholder permit any of its directors, officers, employees or agents to, directly or indirectly, (i) take any action to solicit, initiate submission of or encourage, proposals or offers from any person relating to any acquisition or purchase of all or a portion of the assets of, or any equity interest in, the Company, any merger or business combination with the Company or any public or private offering of interests in the Company (an "ACQUISITION PROPOSAL"), (ii) participate in, or continue to participate in, any discussions or negotiations regarding an Acquisition Proposal with any person other than Buyer and its representatives,
(iii) furnish any information or afford access to the properties, books or records of the Company, GTC or the Stockholder to any person that may consider making or has made an offer with respect to an Acquisition Proposal other than Buyer and its representatives, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do any of the foregoing; provided, however, that GTC, the Company and the Stockholder, and their respective directors, officers, employees and agents, or any of them, may continue to have conversations with parties other than Buyer in connection with, and otherwise pursue, the disposition of the Redfield facility GTC shall provide written notice to Buyer of the parties with whom GTC, the Stockholder, or the Company converse or otherwise pursue the disposition of the Redfield facility. The Company will promptly notify Buyer upon receipt of any offer or indication that any person is considering making an offer with respect to an Acquisition Proposal or any request for information relative to the Company or for access to the properties, books and records of the Company, and will promptly reject any such offer or request.

         4.8 CONFIDENTIALITY. The Company, GTC and the Stockholder agree that, they and their officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to the Company, GTC or the Stockholder by third parties which have a right to do so or independently developed or acquired by the Company, GTC or the Stockholder shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, the Company, GTC and the Stockholder will return to Buyer (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, Tax Returns, lists, memoranda, and other documents prepared by or made available to the Company, GTC or the Stockholder in connection with the transaction.

         4.9 NO TRANSFER OF COMPANY SHARES. Unless and until this Agreement shall have been terminated in accordance with its terms, the Stockholder shall not directly or indirectly enter into any contract to sell, exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any Company Shares, nor shall the Stockholder directly or indirectly enter into any contract or grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner any Company Shares.

         4.10 AFFILIATE TRANSACTIONS. All accounts and loans receivable of the Company from the Stockholder, GTC or any officer or director of the Company shall have been paid in full prior to the Closing.

              SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         5.1 MAKING OF REPRESENTATIONS AND WARRANTIES. Buyer hereby makes the representations and warranties to the Company, GTC and the Stockholder contained in this Section 5, as a material inducement to the Company, GTC and the Stockholder to enter into this Agreement and consummate the transactions contemplated hereby.

         5.2 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         5.3 AUTHORITY OF BUYER.


             (a) Buyer has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their terms. The execution, delivery and performance by Buyer of this Agreement and each such agreement, document and instrument do not and will not violate any provision of the charter or by-laws of Buyer; and do not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made.

             (b) The Stock Consideration has been duly authorized by CRLI and the Stock Consideration, when issued, sold and delivered in accordance with this Agreement will be validly issued, fully paid and nonassessable.

         5.4 SEC REPORTS. Buyer has timely filed all documents required to be filed with the Securities and Exchange Commission (the "SEC") (collectively, including all exhibits and schedules thereto and documents incorporated therein by reference, the "SEC Reports"). As of their respective dates, (i) the SEC Reports complied in all material respects with the requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), as applicable, and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Buyer is subject to Section 13 of the Exchange Act and is in compliance in all material respects with the provisions of such section.

         5.5 FINDER'S FEE. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         5.6 LITIGATION. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer which may have a Material Adverse Effect on the Buyer or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.


                         SECTION 6. COVENANTS OF BUYER.

         6.1 MAKING OF COVENANTS AND AGREEMENTS. Buyer hereby makes the covenants and agreements set forth in this Section 6.


         6.2 AUTHORIZATION FROM OTHERS. Prior to the Closing Date, Buyer will use reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Buyer of the transactions contemplated by this Agreement.


         6.3 EMPLOYEE BENEFIT PLANS. Buyer shall provide coverage to the Company's employees and each of its Subsidiaries' employees under Buyer's health plans on terms and conditions substantially identical to those provided to similarly situated employees of Buyer, except that Buyer's plans shall not contain any exclusion or limitation with respect to pre-existing conditions of any employee or beneficiary of any such employee. To the extent relevant under any health plan maintained by Buyer, such employees shall be given credit for service with the Company, its Subsidiaries and their affiliates (and any other entity to the extent credit has heretofore been granted by the Company, its Subsidiaries and their affiliates) to the same extent as such service would be credited had it been performed for Buyer.

         6.4 REGISTRATION RIGHTS.

             (a) Piggyback Registration.

             (i) Participation. If CRLI elects to file a registration statement under the Securities Act covering the offer and sale of any CRLI Common Stock in connection with any public offering (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation), CRLI shall give written notice thereof to the Stockholder at least seven (7) business days before filing. The Stockholder shall have a piggyback registration right to participate in such offering (a "Piggyback Registration Right") upon the giving of notice to CRLI within three (3) business days of receipt by it of notice from CRLI. If the Stockholder notifies CRLI of its intent to exercise such Piggyback Registration Right, subject to (a) (ii) and
(a)(iii) below, CRLI shall include in such registration statement such number of shares of CRLI Common Stock held by the Stockholder ("Registrable Securities") as requested by the Stockholder. If the public offering is underwritten, such Registrable Securities shall be included in the underwriting for the public offering on the same terms and conditions as the securities otherwise being sold in such offering.

             (ii) Underwriters' Cutback. If the public offering is underwritten and, in the opinion of the managing underwriter of such offering the inclusion of any or all of the shares of Registrable Securities requested to be registered would be impracticable, then the number of shares of Registrable Securities to be included in the offering shall be reduced (including the possibility that the underwriter(s) shall not allow the registration of ANY Registrable Securities), with the participation in such offering to be in the following order of priority: (1) first, securities to be issued by CRLI shall be included, (2) second, any other CRLI Common Stock required to be included pursuant to any demand registration right granted to any other holder of CRLI Common Stock shall be included, and (3) third, Registrable Securities and any other CRLI Common Stock entitled to registration rights requested to be included, on a pro rata basis, shall be included.

             (iii) Underwriting Agreement. In connection with any registration under this Section 6.4 involving an underwriting, CRLI shall not be required to include any Registrable Securities in such registration unless the Stockholder accepts the terms of the underwriting as reasonably determined by the underwriters selected by CRLI.

             (b) Demand Registration Rights.

             (i) In General. Subject to clause (ii) of this Section (b), CRLI shall file a registration statement under the Securities Act covering the Registrable Securities (the "Registration Statement") no later than July 1, 2001.

             (ii) Effectiveness. Subject to the following sentences, CRLI shall use its best efforts to cause the Registration Statement to become effective within sixty (60) days of the filing of such Registration Statement, but in no event later than September 1, 2001, and to remain effective until the sale of all securities registered thereunder. If (A) CRLI withdraws the Registration Statement prior to the effectiveness thereof, or (B) the sale of all of the securities to which the Registration Statement applies is not consummated other than by action of the Stockholder, such Registration Statement shall not be considered to comply with this Section 6.4.

             (iii) Managing Underwriter. To the extent that the Stockholder decides to conduct the sale of its Registrable Securities by means of an underwritten public offering, the managing underwriter or underwriters of any such underwritten public offering shall be selected by CRLI. If, in the opinion of the managing underwriter of such offering the inclusion of any or all of the shares of Registrable Securities requested to be registered in the Registration Statement would be impracticable, then the number of shares of Registrable Securities to be included in the offering shall be reduced (including the possibility that the underwriter(s) shall not allow the registration of ANY Registrable Securities), with the participation in such offering to be in the following order of priority: (1) first, any Registrable Securities requested to be included by the Stockholder shall be included, (2) second, securities to be issued by CRLI shall be included, and (3) third, any other CRLI Common Stock entitled to registration rights requested to be included, on a pro rata basis, shall be included.

             (c) "Stand-Off" Agreement. The Stockholder, if requested by CRLI and the managing underwriter of an offering by CRLI of CRLI Common Stock or other securities of CRLI pursuant to a Registration Statement covering CRLI Common Stock to be sold on its behalf to the public agrees not to sell, make any short sale of, loan, grant any option for the purchase of, publicly or otherwise transfer or dispose of any Registrable Securities or other securities of CRLI held by the Stockholder other than shares included in the registration for the period of ninety (90) days following the effective date of such Registration Statement, provided all officers and directors are similarly bound.

             (d) Indemnification.

             (i) Indemnification by CRLI. CRLI agrees to indemnify and hold harmless the Stockholder, its officers, directors and agents and each person, if any, who controls the Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or final prospectus relating to the Registrable Securities or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission based upon information furnished in writing to CRLI by the Stockholder of the Registrable Securities or on the Stockholder's behalf expressly for use therein; provided, that with respect to any untrue statement or omission made in any preliminary prospectus, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned if it is determined that it was the responsibility of the Stockholder of such Registrable Securities to provide such person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage, liability or expense. CRLI also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Stockholder of such Registrable Securities provided in this section (d).

             (ii) Indemnification by the Stockholder. The Stockholder, to the extent it is selling Registrable Securities ("SELLING HOLDER"), agrees to indemnify and hold harmless CRLI, its directors and officers and each person, if any, who controls CRLI within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from CRLI to the Stockholder, but only with respect to, and to the extent that, information furnished in writing by the Stockholder or on the Stockholder's behalf expressly for use in any registration statement or final prospectus relating to the Registrable Securities (or any amendment or supplement thereto, or any preliminary prospectus) which contained an untrue statement or alleged untrue statement of a material fact or omitted or allegedly omitted to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding anything to the contrary contained herein, the liability of the Stockholder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense that is equal to the proportion that the public offering price of the shares of Registrable Securities sold by the Stockholder bears to the total public offering price of all securities sold in such offering. In case any action or proceeding shall be brought against CRLI or its directors or officers, or any such controlling Person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to CRLI, and CRLI or its directors or officers or such controlling Person shall have the rights and duties given to such Selling Holder, by the preceding subsection. The Stockholder also agrees to indemnify and hold harmless the underwriters on substantially the same basis of that of the indemnification of CRLI provided in the preceding subsection.

             (e) Contribution. If the indemnification provided for herein is unavailable to CRLI, the Stockholder or the underwriters in respect of any losses, claims, damages, liabilities, expenses or judgments referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, expenses and judgments
(i) as between CRLI and the Stockholder on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by CRLI and the Stockholder on the one hand and the underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of CRLI and the Stockholder on the one hand and of the underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, expenses or judgments, as well as any other relevant equitable considerations and (ii) as between CRLI on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of CRLI and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by CRLI and the Stockholder on the one hand and the underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by CRLI and the Stockholder bear to the total underwriting discounts and commissions received by the underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of CRLI on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         CRLI and the Stockholder agree that it would not be just and equitable if contribution pursuant to this section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, expenses or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

             (f) Registration Expenses.

             (i) Registration Rights. CRLI shall bear all registration expenses incurred in connection with Piggyback Registration Rights and Demand Registration Rights, which may include the reasonable attorneys' fees and costs of one special counsel to the Stockholder (unless Parent's counsel is willing to serve as counsel to the Stockholder in connection with such registrations).

             (ii) Expenses of Registrant. CRLI shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with any listing of the securities to be registered on a securities exchange, and the fees and expenses of any person, including special experts, retained by CRLI.

             (f) Termination of Registration Rights. Notwithstanding anything to the contrary contained herein, the registration rights set forth herein shall terminate at any time that the Stockholder is able to sell all of its Registrable Securities under Rule 144 of the Securities Act in a single transaction without exceeding the volume limitations thereunder.

         6.5 CONFIDENTIALITY. Buyer agrees that, unless and until the Closing has been consummated or until the second anniversary of any termination of this Agreement, Buyer and its officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the Company, GTC or the

Stockholder with respect to the business or financial condition of the Company except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in the industries of the Company, GTC or the Stockholder or which has been disclosed to Buyer by third parties which have a right to do so or independently developed or acquired by Buyer shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Buyer will return to the Company (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, Tax Returns, lists, memoranda, and other documents prepared by or made available to Buyer in connection with the transaction. Notwithstanding the foregoing, Buyer shall be permitted to disclose such information about the Company, its Stockholder and the transactions contemplated hereby as may be legally required, and to its legal, tax and financial advisors.

         6.6 CONSUMMATION OF AGREEMENT. Buyer shall use all commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be carried out.

         6.7 NOTICE OF BREACH. Prior to the Closing, Buyer shall give prompt notice to the Company, GTC and the Stockholder of (a) the occurrence or non-occurrence of any event of which they are aware that would be likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder and of which Buyer is aware and Buyer shall use all commercially reasonable efforts to prevent or promptly remedy the same.

         6.8 RIGHT TO REPURCHASE. CRLI has the right to call for repurchase, at any time prior to July 1, 2001, all or any portion of the shares of CRLI Common Stock issued to the Stockholder under this Agreement at a price equal to the greater of (i) the Average Sales Price per share or (ii) the then fair market value per share of CRLI Common Stock, which shall be equal to the closing price per share of the CRLI Common Stock on the date of the written notice from CRLI to the Stockholder that CRLI intends to exercise its right under this Section
6.8 (the "Repurchase Notice"), multiplied by the number of shares of CRLI Common Stock to be repurchased under this Section 6.8. The closing of any repurchase of the shares of CRLI Common Stock pursuant to this Section 6.8 shall take place on the date that is three (3) calendar days from the date of delivery of the Repurchase Notice. Payment for any shares of CRLI Common Stock repurchased under this Section 6.8 shall be made in cash by bank cashier check in Boston Clearing House Funds or by wire transfer of immediately available funds.

                             SECTION 7. CONDITIONS.

         7.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

             (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company, GTC and the Stockholder contained in this Agreement and in each of the other agreements and instruments delivered to Buyer in connection with the transactions contemplated hereby shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case without giving effect to any update to the schedules to this Agreement) except in each case to the extent that representations and warranties expressly made as of an earlier date need only be true and correct as of such earlier date (in each case without giving effect to any update to the schedules to this Agreement). The Company, GTC and the Stockholder shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

             (b) NO MATERIAL CHANGE. There shall have been no Material Adverse Effect with respect to the Company and its Subsidiaries since the date hereof.

             (c) CERTIFICATE FROM OFFICERS. The Stockholder shall have delivered to Buyer a certificate of the Company's President and Chief Financial Officer dated as of the Closing to the effect that the statements set forth in paragraphs (a) and (b) above in this Section 7.1 are true and correct.

             (d) OPINION OF COUNSEL. On the Closing Date, Buyer shall have received from Goodwin Procter LLP, counsel for the Company, GTC and the Stockholder, an opinion as of said date, in a form reasonably satisfactory to Buyer. Such opinion shall permit the Agent and the Lenders (as defined in Section 12.5 hereof) to rely on the opinions expressed therein to the same extent as the addressees thereof.

             (e) NO LITIGATION. The consummation of the transactions contemplated by this Agreement shall not have become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, the Company, its Subsidiaries, GTC or the Stockholder.

             (f) CONSENTS. The Company, GTC or the Stockholder shall have made all filings with and notifications of governmental authorities and regulatory agencies required to be made by the Company, its Subsidiaries, GTC or the Stockholder in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby. The Company, GTC, the Stockholder and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties required to permit the consummation of the transactions contemplated by this Agreement, except where the failure to have received the same would not result in a Material Adverse Effect with respect to the Company.

             (g) TERMINATION OF LIENS. All liens (whether represented by UCC-1 Financing Statements, mortgages or otherwise) relating to the assets of the Company or any of its Subsidiaries, other than those evidencing liens relating to the Assumed Debt or liens otherwise approved by Buyer, shall have been terminated, such terminations to be in form and substance reasonably satisfactory to Buyer.

         7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY, GTC AND THE STOCKHOLDER. The obligation of the Company, GTC and the Stockholder to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

             (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in Section 5 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as though made on and as of the Closing. Buyer shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing. Buyer shall have delivered to the Company, GTC and the Stockholder a certificate of the President or any Vice President of Buyer dated on the Closing to such effect.

             (b) NO LITIGATION. The consummation of the transactions contemplated by this Agreement shall not have become inadvisable or impracticable by reason of the institution by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, the Company, its Subsidiaries, or the Stockholder.


             (c) OPINION OF COUNSEL. On the Closing Date, the Company, GTC and the Stockholder shall have received from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel for Buyer, an opinion as of said date, in a form reasonably satisfactory to the Company, GTC, and the Stockholder. Such opinion shall permit the Agent and the Lenders to rely on the opinions expressed therein to the same extent as the addressees thereof.


             (d) CERTAIN LIABILITIES. The liabilities set forth on SCHEDULE 7.2, including the liabilities relating to the Assumed Debt as identified on SCHEDULE 7.2, shall have been transferred by the Stockholder or GTC to the Company and the Stockholder or GTC, as applicable, shall have received a release from liability, and a release of all related pledges and guarantees, from each of the parties to which such liabilities are owed.

             (e) REAL ESTATE LEASE. Buyer shall have assumed any and all obligations and liabilities of the Company, the Stockholder and/or GTC under that certain Indenture of Lease for real property located at 57 Union Street, Worcester, Massachusetts, dated as of March 17, 1986, as amended on September 30, 1993, with the Trustees of 57 Union Street as Lessor, upon such terms and conditions, including security requirements, as may be reasonably required by the Lessor.


                            SECTION 8. TAX MATTERS.

         8.1 TAX SHARING AGREEMENTS. Any tax sharing agreement between GTC and any of the Company and its Subsidiaries will terminate as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

         8.2 TAXES OF OTHER PERSONS. The Stockholder agrees to indemnify Buyer from and against any Adverse Consequences (as defined below) Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of any of the Company and its Subsidiaries for Taxes of any Person (as defined below) for all time periods ending immediately prior to the Closing Date other than any of the Company and its Subsidiaries under Treasury Regulations
Section 1.1502-6 (or any similar provision of state, local, or foreign law).

         8.3 RETURNS FOR PERIODS THROUGH THE CLOSING DATE. GTC will include the income of the Company and its consolidated Subsidiaries (including any deferred income triggered into income by Treasury Regulations Section 1.1502-13 and Treasury Regulations Section 1.1502-14 and any excess loss accounts taken into income under Treasury Regulations Section 1.1502-19) on the GTC consolidated federal Tax Returns for all periods up to and including the Closing Date and pay any federal Taxes required to be paid. The Company and its Subsidiaries will furnish Tax information to GTC for inclusion in GTC's federal consolidated Tax Return for the period which includes the Closing Date in accordance with the Company's past custom and practice. The income of the Company and its Subsidiaries will be apportioned to the period through and including the Closing Date and to the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the date immediately prior to the Closing Date.

         8.4 INDEMNIFICATION FOR POST-CLOSING TRANSACTIONS. Buyer agrees to indemnify the Stockholder and GTC for any additional Tax owed by the Stockholder and/or GTC (including any Tax owed due to this indemnification payment) resulting from any transaction not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Company Shares.

         8.5 POST-CLOSING TRANSACTIONS NOT IN THE ORDINARY COURSE. Buyer and the Stockholder agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Company Shares on Buyer's federal Income Tax Return to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(B).

         8.6 TAX ELECTION; ALLOCATION OF PURCHASE PRICE. At Buyer's written request, the Stockholder shall (i) cooperate in the preparation of an election under Section 338(h)(10) of the Code (the "SECTION 338 ELECTION") (and any corresponding elections under state, local or foreign law) and (ii) jointly file such election (and any corresponding elections under state, local or foreign law) with Buyer on a timely basis and comply with the rules and regulations applicable to such Section 338 Election (and any corresponding elections under state, local or foreign law). The allocation of the purchase price and the liabilities of the Company for purposes of making such Section 338 Election shall be as set forth on SCHEDULE 8.6 attached hereto. The Stockholder will pay any tax, including any liability of the Company for any tax, as a result of making such Section 338 Election (and any corresponding elections under state, local or foreign law) on a timely basis.

         8.7 DEFINITIONS. The following capitalized terms used in this Agreement shall have the meanings provided below:

             (a) "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.


             (b) "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof.

         8.8 COOPERATION AND EXCHANGE OF INFORMATION. The Stockholder and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Buyer and Stockholder shall make their respective employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of the Stockholder and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to tax matters of the Company and the business and assets of the Company for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective tax periods, or (ii) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 8.8 shall be kept confidential in accordance with the provisions of this Agreement except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.


            SECTION 9. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

         9.1 TERMINATION. At any time prior to the Closing, this Agreement may be terminated as follows:


             (a) by mutual written consent of all of the parties to this Agreement;


             (b) by Buyer (provided that Buyer is not in material breach of this Agreement), pursuant to written notice by Buyer to the Company, GTC and the Stockholder, if (i) if the Company, GTC or the Stockholder is in material breach of this Agreement and such breach shall remain uncured for a period of ten (10) business days after Buyer shall have given written notice of such breach to the Company and, if applicable, GTC and the Stockholder or (ii) by June 30, 2001, any of the conditions set forth in Section 7.1 of this Agreement have not been satisfied, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Buyer, will not be satisfied at or prior to such date (unless such failure of satisfaction is the result directly or indirectly of any intentional or willful action or intentional or willful failure to act on the part of Buyer) and Buyer shall not have waived such failure of satisfaction, such written notice to set forth such conditions which have not been or will not be so satisfied; and

             (c) by the Company, GTC and the Stockholder (provided that none of the Company, GTC or the Stockholder is in material breach of this Agreement), pursuant to written notice by the Company, GTC and the Stockholder to Buyer, (i) if Buyer is in material breach of this Agreement and such breach shall remain uncured for a period of ten (10) business days after the Company shall have given written notice of such breach to Buyer or (ii) by June 30, 2001, if any of the conditions set forth in Section 7.2 of this Agreement have not been satisfied, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of the Company, GTC or the Stockholder, will not be satisfied at or prior to such date (unless such failure of satisfaction is the result directly or indirectly of any intentional or willful action or intentional or willful failure to act on the part of the Company, GTC or the

Stockholder) and the Company, GTC and the Stockholder shall not have waived such failure of satisfaction, such written notice to set forth such conditions which have not been or will not be so satisfied.

         9.2 EFFECT OF TERMINATION. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 9.1; provided, however, that (a) the provisions of Section 4.8, Section 6.5, this Section 9, Section 11,
Section 12.1 and Section 12.9 hereof shall survive any termination of this Agreement; (b) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein.

         9.3 RIGHT TO PROCEED. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 7.1 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 7.2 hereof have not been satisfied, the Company, GTC and the Stockholder shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.


           SECTION 10. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         10.1 SURVIVAL OF WARRANTIES. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, or certificate delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for a period of eighteen (18) months (the "Termination Date"); PROVIDED, HOWEVER, that if any time prior to the Termination Date any party seeking indemnification hereunder delivers to the party from which it is seeking indemnification a written notice of a Buyer Indemnifiable Claim or Stockholder Indemnifiable Claim, as the case may be, then such claim shall survive until such time as it is fully and finally resolved. The right to indemnification or any other remedy based on any such representation, warranty, agreement, covenant or obligation shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, agreement, covenant or obligation.


                          SECTION 11. INDEMNIFICATION.

         11.1 INDEMNIFICATION BY THE STOCKHOLDER AND GTC. The Stockholder, GTC and their respective successors and permitted assigns agree subsequent to the Closing to indemnify and hold the Company, Buyer and their respective subsidiaries and affiliates and their respective stockholders, officers, directors, partners or employees thereof (individually a "Buyer

Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them ("Damages") arising out of or based upon any of the following matters:

             (a) any inaccuracy in or breach by the Company, GTC or the Stockholder of any of their representations, warranties or covenants under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto (as modified by the schedule to this Agreement but without giving effect to any update of such schedules and without giving effect to any materiality or similar qualification contained or incorporated in such representation or warranty), or by reason of any claim, action or proceeding asserted or instituted arising out of any such inaccuracy or breach; and

             (b) any liability of the Company for taxes arising from an event or transaction occurring prior to the Closing or as a result of the Closing, including, without limitation, any increase in taxes due to the unavailability of any loss or deduction claimed by the Company and any taxes incurred as a result of the Section 338 Election.

Claims under clauses (a) and (b) of this Section 11.1 are collectively referred to herein as "BUYER INDEMNIFIABLE CLAIMS," and Damages in respect of such claims are collectively referred to herein as "BUYER INDEMNIFIABLE Damages."

         11.2 LIMITATIONS ON INDEMNIFICATION BY THE STOCKHOLDER AND GTC. Notwithstanding the foregoing, the right of Buyer Indemnified Parties to indemnification under Section 11.1 shall be subject to the following provisions:

             (a) The maximum indemnification payable pursuant to Section 11.1 above shall equal $20 million (the "Maximum Amount");

             (b) No indemnification shall be payable pursuant to Section 11.1 above to any Buyer Indemnified Party, unless the total of all claims for indemnification pursuant to Section 11.1 shall exceed $350,000 in the aggregate (the "Basket Amount"), whereupon the amount of such claims in excess of $350,000 shall be recoverable in accordance with the terms hereof;

             (c) NO LIMITATION ON CERTAIN CLAIMS. Notwithstanding anything herein to the contrary, Buyer Indemnified Damages arising out of or resulting from (i) any inaccuracy or breach of Sections 2.3, 2.8, 2.20, 2.35, or 3.1; (ii) fraud or intentional misrepresentation by the Company, GTC or the Stockholder; or (iii) a deliberate or willful breach by the Company, GTC or the Stockholder of any of their representations or warranties under this Agreement or in any schedule, document or certificate delivered in connection with this Agreement, shall not be subject to the Basket Amount or the Maximum Amount and, notwithstanding the provisions of Section 10 hereof, shall survive the Closing indefinitely.

         11.3 INDEMNIFICATION BY BUYER. Buyer and its successors and permitted assigns agree to indemnify and hold GTC and the Stockholder and their respective stockholders, subsidiaries, affiliates, and persons serving as officers, directors, partners or employees thereof (individually a "Stockholder Indemnified Party" and collectively the "Stockholder Indemnified Parties") harmless from and against any Damages, arising out of or based upon any inaccuracy in or other breach by Buyer of any of its representations, warranties or covenants of Buyer under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants.

         Claims under this Section 11.3 are collectively referred to herein as "STOCKHOLDER INDEMNIFIABLE CLAIMS," and Damages in respect of such claims are collectively referred to as "STOCKHOLDER INDEMNIFIABLE DAMAGES."

         11.4 LIMITATION ON INDEMNIFICATION BY BUYER. Notwithstanding the foregoing, the right of Stockholder Indemnified Parties to indemnification under
Section 11.3 shall be subject to the following provisions:

             (a) The maximum indemnification payable pursuant to Section 11.3 above shall equal the Maximum Amount;

             (b) No indemnification pursuant to Section 11.3 shall be payable to the Stockholder, unless the total of all claims for indemnification pursuant to
Section 11.3 shall exceed $350,000 in the aggregate, whereupon the amount of such claims in excess of $350,000 shall be recoverable in accordance with the terms hereof;

             (c) NO LIMITATION ON CERTAIN CLAIMS. Notwithstanding anything herein to the contrary, Stockholder Indemnified Damages arising out of or resulting from (i) fraud or intentional misrepresentation by Buyer; or (ii) a deliberate or willful breach by Buyer of any of its representations or warranties under this Agreement or in any schedule, document or certificate delivered in connection with this Agreement, shall not be subject to the Basket Amount or the Maximum Amount and, notwithstanding the provisions of Section 10, shall survive the Closing indefinitely.

         11.5 NO CONTRIBUTION. The Stockholder shall have no right of contribution, indemnity or any other right or remedy against the Company in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement.

         11.6 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof, promptly and in no event later than fifteen days after receipt by the indemnified party, to the indemnifying party. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party, promptly and in no event later than fifteen days after receipt by the indemnified party of notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

         11.7 TAXES. The amount of Damages otherwise recoverable under this
Section 11 shall be reduced to the extent to which any Federal, state, local or foreign tax liabilities of the applicable indemnitee, or any of its respective affiliates (including in the case of Buyer, the Company once the Closing has occurred) is decreased by reason of any Damage in respect of which such indemnitee shall be entitled to indemnity under this Agreement. Any such decrease in Damages based on any such tax liability reduction shall only equal the amount of the reduction in actual cash taxes paid as a result of the payment of any such Damages.

         11.8 INSURANCE. No Damages shall be recoverable by an indemnitee with respect to any matter which is covered by insurance, to the extent proceeds of such insurance or other third party indemnitor are paid net of deductibles or any costs incurred in connection with the collection thereof and the applicable indemnitee hereby agrees to use its reasonable best efforts (which shall not include an obligation to commence litigation) to exhaust its remedies against all applicable insurers or indemnitor prior to recovering any amounts hereunder.

         11.9 SOLE REMEDY. From and after the Closing, the sole and exclusive remedy of the parties hereto with respect to any and all monetary claims (other than claims described in Sections 11.2(c)(iii) and 11.4(c)(ii)) relating to this Agreement and the transactions contemplated hereby shall be the indemnification provisions set forth in this Section 11. With respect to non-monetary damages or relief (such as breaches of covenants to be performed after the Closing Date) or claims described in Sections 11.2(c)(iii) and 11.4(c)(ii), the remedies set forth in this Section 11 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the indemnified party under any agreement, pursuant to law or otherwise.


                           SECTION 12. MISCELLANEOUS.

         12.1 FEES AND EXPENSES. The Stockholder will bear its own expenses and those of the Company, and the Buyer will bear its own expenses, in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

         12.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

         12.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by overnight commercial delivery service, upon the next business day. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:


TO BUYER:             Charles River Laboratories, Inc.
                      251 Ballardvale Street
                      Wilmington, MA 01887
                      Attn:    James C. Foster
                               Chairman, President and
                               Chief Executive Officer
                      Fax:     (978) 694-9504

With a copy to:       Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                      One Financial Center
                      Boston, MA 02111
                      Attn:    William T. Whelan, Esq.
                      Fax:     (617) 542-2241

TO COMPANY, GTC
AND THE STOCKHOLDER:  Genzyme Transgenics Corporation
                      175 Crossing Boulevard
                      Framingham, MA  01702
                      Attn:  President
                      Fax:  (508) 370-3797

With a copy to:       Goodwin Procter  LLP
                      Exchange Place
                      Boston, MA  02109
                      Attn: Stuart M. Cable, P.C.
                      Fax: 617-523-1231

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

         12.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties or agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

         12.5 ASSIGNABILITY; BINDING EFFECT. This Agreement shall only be assignable by Buyer to a corporation or other entity controlling, controlled by or under common control with Buyer upon written notice to the Company, GTC and the Stockholder, and such assignment shall not relieve Buyer of any liability hereunder. Notwithstanding the foregoing, this Agreement may be collaterally assigned by Buyer, without the consent of the Company, GTC and the Stockholder, to the Agent and Lenders from time to time under and as defined in that certain Credit Agreement dated as of September 20, 1999, by and among Credit Suisse First Boston (as successor in interest to DLJ Capital Funding, Inc.), as lead arranger, as sole book runner and as syndication agent for such Lenders (the "Lenders"), and Union Bank of California, N.A., as administrative agent for such Lenders, as the same may be amended from time to time, upon written notice to the Company, GTC and the Stockholder. Except as otherwise set forth above, this Agreement may not be assigned by the Stockholder, GTC or the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         12.6 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

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

         12.7 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

         12.8 PUBLICITY AND DISCLOSURES. Except as required by law, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge, opportunity to review, and written consent of Buyer and the Stockholder.

         12.9 ARBITRATION. Any dispute, controversy or claim arising out of or in connection with this Agreement or any other agreement, document or instrument to be executed and delivered pursuant to the Agreement (a "CLAIM") shall be resolved by binding arbitration in accordance with the provisions of this
Section 12.9. Any such arbitration shall be conducted in Boston, Massachusetts. Upon the initiation of any Claim, the parties involved in such Claim shall attempt to mutually agree upon an arbitrator(s) to arbitrate the dispute. If the parties are unable to mutually agree upon an arbitrator(s) within 10 days following the initiation of such Claim, the parties shall request JAMS/Endispute, Inc. ("JAMS/Endispute") to appoint, on an expedited basis, three arbitrators who shall have substantial experience as arbitrators, be experienced in corporate transactions and the subject matter of the dispute and be able to commence arbitration proceedings (with at least an initial hearing), according to the requirements of this Section 12.9 and the rules of JAMS/Endispute (the "Rules"), within 30 days after appointment. The arbitration proceeding shall be administered by the arbitrator(s) in accordance with the Rules as such arbitrator(s) deem appropriate. The decision of the arbitrator(s) shall be final and binding provided that such decision is in written form and recites the decision and all findings and orders relative to the implementation thereof. Each of the parties hereto hereby irrevocably submits to the jurisdiction of all federal and state courts of competent jurisdiction located in the Commonwealth of Massachusetts for the purpose of enforcing the decision of the arbitrator(s) and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Final judgment against either party may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction. Prior to receipt of the decision of the arbitrator(s), each party shall pay its own expenses in connection with any arbitration proceeding initiated hereunder and shall share the costs of the arbitrator(s). The arbitrator(s) may order that the prevailing party is entitled to have its costs (including JAMS/Endispute fees and attorney and other professional fees) paid by the other party; provided, however, that the arbitrator(s) shall have discretion to apportion the responsibility for the costs of the parties in the event that the decision of the arbitrator(s) is not solely in favor of one of the parties. Notwithstanding anything to the contrary contained herein, a party may seek injunctive relief without complying with the provisions of this Section 12.9; provided, however, that the parties agree that any arbitrator appointed hereunder shall have the authority to issue injunctive orders for specific enforcement.

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

         12.10 RESTRICTIONS UNDER SECURITIES LAWS. Each of the Company, GTC and the Stockholder, on the one hand, and the Buyer and CRLI on the other, acknowledge that they are aware (and their respective stockholders, partners, members, directors, members of governing bodies, employees, advisors, representatives and affiliates who are or will be apprized of matters relating to this Agreement, the agreements executed in connection herewith, or the transactions contemplated hereby and thereby have been advised), that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company. The Company, GTC and the Stockholder, on the one hand, and the Buyer and CRLI on the other, agree that they shall not, directly or indirectly, alone or with others, in any manner acquire or attempt to acquire or dispose of or attempt to dispose of any securities of CRLI or GTC, respectively, or any other person in violation of applicable securities laws, and that they each shall instruct their respective representatives who are apprized of matters relating to this Agreement or the agreements executed in connection herewith, or the transactions contemplated hereby and thereby to comply with such prohibitions.

         12.11 REMEDIES. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that any party hereto shall be entitled, in its sole discretion, to apply to any court of competent jurisdiction for specific performance or injunctive relief (without the need to post any bond or other security) in order to enforce or prevent any violations of the provisions of this Agreement pending a final determination of such matters. Unless expressly set forth herein to the contrary, all remedies set forth herein are cumulative and are in addition to any and all remedies provided either party at law or in equity.

         12.12 SEVERABILITY. Any provision of this Agreement which may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Moreover, if any one or more provisions contained in this Agreement shall for any reason be held by any court of competent jurisdiction to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.


                                  [END OF TEXT]


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


         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


                                      BUYER:

                                      CHARLES RIVER LABORATORIES, INC.


                                      By: /s/ James C. Foster
                                         --------------------------------------
                                         Name:  James C. Foster
                                         Title: President



                                      COMPANY:

                                      PRIMEDICA CORPORATION


                                      By: /s/ John B. Green
                                         --------------------------------------
                                         Name:  John B. Green
                                         Title: Vice President and Treasurer



                                       STOCKHOLDER:

                                       TSI CORPORATION


                                       By: /s/ John B. Green
                                         --------------------------------------
                                         Name:  John B. Green
                                         Title: Vice President and Treasurer


                                       GENZYME TRANSGENICS CORPORATION


                                       By: /s/ Sandra Nusinoff-Lehrman
                                          -------------------------------------
                                          Name:  Sandra Nusinoff-Lehrman
                                          Title: President

         Charles River Laboratories International, Inc. has executed this Agreement solely with respect to the provisions of Sections 5.3 and 6.4 hereof.

                                       CHARLES RIVER LABORATORIES
                                       INTERNATIONAL, INC.


                                       By: /s/ James C. Foster
                                          -------------------------------------
                                          Name:  James C. Foster
                                          Title: President

                                LIST OF SCHEDULES


Schedule 1.2(b) Assumed Debt

Schedule 1.2(c) Assumed Obligations

Schedule 2.4 Subsidiaries

Schedule 2.6 Real Property; Personal Property

Schedule 2.7 Financial Statements

Schedule 2.8 Taxes

Schedule 2.10 Certain Changes

Schedule 2.12 Intellectual Property

Schedule 2.13 Contracts

Schedule 2.14 Litigation

Schedule 2.16 Insurance

Schedule 2.17 Warranty or Other Claims

Schedule 2.18 Permits

Schedule 2.19 Employee Benefit Plans

Schedule 2.20 Environmental Matters

Schedule 2.21 Employees; Labor Matters

Schedule 2.23 Depositories; Powers of Attorney

Schedule 2.24 Finder's Fee

Schedule 2.27 Key Employees

Schedule 2.29 Governmental Contracts

Schedule 2.30 Customers and Suppliers

Schedule 2.32 Information Technology Systems

Schedule 2.34 Billing of Revenues

Schedule 3.2 Authority

Schedule 3.3 Certain Agreements

Schedule 7.2 Certain Liabilities

Schedule 8.6 Tax Election; Allocation of Purchase Price


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